    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 27, 1998.



                                    REGISTRATION NOS. 333-47639 AND 333-47639-01

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1



                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------


                 STARWOOD HOTELS & RESORTS                            STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
   (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)       (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                          MARYLAND                                                     MARYLAND
      (STATE OR OTHER JURISDICTION OF INCORPORATION OR             (STATE OR OTHER JURISDICTION OF INCORPORATION OR
                       ORGANIZATION)                                                ORGANIZATION)

                         52-0901263                                                   52-1193298
            (I.R.S. EMPLOYER IDENTIFICATION NO.)                         (I.R.S. EMPLOYER IDENTIFICATION NO.)

             2231 E. CAMELBACK ROAD, SUITE 410                            2231 E. CAMELBACK ROAD, SUITE 400
                   PHOENIX, ARIZONA 85016                                       PHOENIX, ARIZONA 85016
                       (602) 852-3900                                               (602) 852-3900
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,          (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
  INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE     INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE
                          OFFICES)                                                     OFFICES)

                    BARRY S. STERNLICHT                                            RONALD C. BROWN
            CHAIRMAN AND CHIEF EXECUTIVE OFFICER                 EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                 STARWOOD HOTELS & RESORTS                            STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
             2231 E. CAMELBACK ROAD, SUITE 410                            2231 E. CAMELBACK ROAD, SUITE 400
                   PHOENIX, ARIZONA 85016                                       PHOENIX, ARIZONA 85016
                       (602) 852-3900                                               (602) 852-3900
   (NAME, AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE        (NAME, AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
     NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)           NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)


                                   COPIES TO:

                             LAURA A. LOFTIN, ESQ.
                             KENNETH H. LEVIN, ESQ.
                                SIDLEY & AUSTIN
                             555 WEST FIFTH STREET
                         LOS ANGELES, CALIFORNIA 90013
                                 (213) 896-6000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

                            ------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than Securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                            DEREGISTRATION OF SHARES



     Pursuant to this Amendment No. 1 to Registration Statement on Form S-3 (Registration Nos. 333-47639 and 333-47639-01), Starwood Hotels & Resorts Trust (the "Trust") and Starwood Hotels & Resorts Worldwide, Inc. (the "Corporation") hereby deregister 510 shares of beneficial interest, par value $0.01 per share, of the Trust and 510 shares of common stock, par value $0.01 per share of the Corporation, which shares will not be offered or sold by the "Selling Shareholders" named herein.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED APRIL 27, 1998


PROSPECTUS


                        10,571,535 PAIRED COMMON SHARES


STARWOOD HOTELS & RESORTS              STARWOOD HOTELS & RESORTS WORLDWIDE, INC.


     Starwood Hotels & Resorts (the "Trust") and Starwood Hotels & Resorts Worldwide, Inc. (the "Corporation") are, together with their respective subsidiaries, the largest real estate investment trust in the United States and one of the world's leading hotel operating companies, respectively. The shares of beneficial interest, par value $.01 per share, of the Trust (the "Trust Shares") and the shares common stock, par value $.01 per share, of the Corporation (the "Corporation Shares") are "paired" and trade as units consisting of one Trust Share and one Corporation Share (a "Paired Common Share"). The Trust elected to be taxed as a real estate investment trust for federal income tax purposes (a "REIT") commencing with its tax year ended December 31, 1995 and intends to continue to so qualify as a REIT. To ensure that the Trust continues to so qualify, ownership by any person is limited to 8.0% of the Paired Common Shares, subject to certain exceptions.



     All of the Paired Common Shares offered hereby may be offered for sale and sold from time to time by the shareholders specified in this Prospectus or their successors in interest (the "Selling Shareholders"). See "Selling Shareholders." The Trust and the Corporation will not receive any of the proceeds from the sale of the Paired Common Shares in this offering.



     The sale or distribution of all or any portion of the Paired Common Shares offered hereby may be effected from time to time by the Selling Shareholders directly, indirectly to or through brokers or dealers or in a distribution by one or more underwriters on a firm commitment or best efforts basis, on the New York Stock Exchange ("NYSE"), in the over-the-counter market, on any national securities exchange on which the Paired Common Shares are listed or traded, in privately negotiated transactions, through sales involving a distribution reinvestment plan of the Trust and the Corporation, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. See "Plan of Distribution."



     To the extent required, the number of Paired Common Shares to be sold, the purchase price, the public offering price, if applicable, the name of any underwriter, agent or broker-dealer, and any applicable commissions, discounts or other items constituting compensation to such underwriters, agents or broker-dealers with respect to a particular offering will be set forth in a supplement or supplements to this Prospectus (each, a "Prospectus Supplement") or in a post-effective amendment to the registration statement of which this Prospectus is a part. The aggregate proceeds to the Selling Shareholder from the sale of the Paired Common Shares offered hereby generally will be the purchase price of the Paired Common Shares sold less (i) the aggregate commissions, discounts and other compensation, if any, paid by the Selling Shareholders to underwriters, agents or broker-dealers and (ii) certain other expenses of the offering and sale of the Shares that will be the responsibility of the Selling Shareholders. See "Selling Shareholders."



     The Paired Common Shares are listed on the NYSE under the symbol "HOT." On April 23, 1998, the last reported sale price of the Paired Common Shares on the NYSE was $49.9375 per Paired Common Share.



      SEE "RISK FACTORS" ON PAGES 7 TO 13 FOR A DESCRIPTION OF CERTAIN MATERIAL RISKS AND UNCERTAINTIES WHICH SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE PAIRED COMMON SHARES OFFERED HEREBY.

                            ------------------------



  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION, THE NEVADA GAMING COMMISSION, THE NEVADA STATE GAMING CONTROL BOARD, THE NEW JERSEY CASINO CONTROL
   COMMISSION OR THE MISSISSIPPI GAMING COMMISSION NOR HAS THE SECURITIES AND
    EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION, THE NEVADA GAMING COMMISSION, THE NEVADA STATE GAMING CONTROL BOARD, THE NEW JERSEY CASINO CONTROL
  COMMISSION OR THE MISSISSIPPI GAMING COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                            ------------------------



               The date of this Prospectus is             , 1998.

                             AVAILABLE INFORMATION


     The Trust and the Corporation (together with their respective subsidiaries, the "Company" or "Starwood Hotels") are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy or information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy or information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy or information statements and other information concerning the Trust and the Corporation can also be inspected and copied at the offices of the New York Stock Exchange, Public Reference Section, 20 Broad Street, New York, New York 10005.



     The Trust and the Corporation have filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Paired Common Shares offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance, reference is made to the copy of such contract or document so filed, each such statement being qualified in all respects by such reference. For further information with respect to the Trust, the Corporation and the Securities offered hereby, reference is made to the Registration Statement and exhibits thereto.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following documents previously filed by the Trust and the Corporation (Commission File Nos. 1-6828 and 1-7959) with the Commission under the Exchange Act are incorporated in this Prospectus by reference and are made a part hereof:



1. The Joint Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "Starwood Hotels Form 10-K");



2. The Joint Current Reports on Form 8-K dated January 2, 1998, January 15, 1998, February 3, 1998, February 23, 1998, February 24, 1998, March 11, 1998,
   March 12, 1998 and April 2, 1998; and



3. The description of the Company's Paired Common Shares contained in the Company's Registration Statement on Form 8-A, filed on October 3, 1986.



     Each document filed by the Trust or the Corporation (i) subsequent to the date of the initial Registration Statement of which this Prospectus is a part and prior to the effectiveness of such Registration Statement and (ii) subsequent to the date of this Prospectus, in each case pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to termination of the offering made hereby, shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus (in the case of a statement in a previously-filed document incorporated or deemed to be incorporated by reference herein), or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Copies of all documents incorporated herein by reference, other than exhibits to such documents not specifically incorporated by reference therein, will be provided without charge to each person to whom this Prospectus is delivered, upon oral or written request to Starwood Hotels & Resorts Worldwide, Inc., 2231 E. Camelback Road, Suite 400, Phoenix, Arizona 85016; Attention: Alan
M. Schnaid, telephone number 602-852-3900.


                           FORWARD-LOOKING STATEMENTS



     This Prospectus contains, or incorporates by reference, certain statements that may be deemed "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements relating to the Company's objectives, strategies, plans, intentions and expectations, and all statements (other than statements of historical facts) that address actions, events or circumstances that the Company or its management expects, believes or intends will occur in the future, are forward-looking statements. All such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated in the forward-looking statements, including without limitation, risks and uncertainties associated with the following: certain recently proposed legislation relating to the Trust's ability to continue to qualify as a paired-share REIT and related tax treatment; the Company's integration of the assets and operations of ITT Corporation ("ITT") and Westin Hotels & Resorts Worldwide, Inc. ("Westin Worldwide") and its affiliates (collectively "Westin"); completion of future acquisitions; the availability of capital for acquisitions and for renovations; the ability to maintain existing management, franchise or representation agreements and to obtain new agreements on favorable terms; competition within the lodging industry and the gaming industry; the cyclicality of the real estate business, the hotel business and the gaming business; general real estate and economic conditions; and the other risks and uncertainties set forth described in this Prospectus under the caption "Risk Factors" and in the annual, quarterly and current reports and proxy statements of the Trust and the Corporation incorporated by reference herein. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.


                                  THE COMPANY


     The Corporation and the Trust are, together with their subsidiaries, one of the world's leading hotel operating companies and the largest real estate investment trust in the United States, respectively. The Corporation conducts its hotel business both directly and through its subsidiaries ITT Sheraton Corporation ("Sheraton") and Ciga, S.P.A. ("Ciga"), and engages in the gaming business principally through its subsidiary Caesars World, Inc. ("Caesars"). Through the Sheraton, Westin, The Luxury Collection, St. Regis, Ciga, Four Points Hotels and Caesars brand names, Starwood Hotels is represented in most major markets of the world. As of March 30, 1998, Starwood Hotels owned equity interests in approximately 220 hotel properties, held mortgage interests in eight hotel properties, operated approximately 180 hotel properties on behalf of third-party owners and earned franchise fees by licensing one of its brand names to approximately 240 hotel properties.



     Prior to January 1, 1998, the Trust and the Corporation conducted substantially all of their respective businesses and operations through SLT Realty Partnership (the "Realty Partnership") and SLC Operating Partnership (the "Operating Partnership" and together with the Realty Partnership, the "Partnerships"). The Trust is the sole general partner of the Realty Partnership; the Corporation is the sole general partner of the Operating Partnership. As of the date of this Prospectus, the Company owns an approximately 94.1% general partnership interest in each of the Partnerships. The remaining 5.9% interest in each of the Partnerships is owned predominantly by Starwood Capital Group, L.L.C. and certain of its affiliates. As of December 31, 1997, the Realty Partnership held fee interests, ground leaseholds and mortgage loan interests in 120 hotel properties containing over 32,800 rooms located in 34 states throughout the United States and the District of Columbia, and in Mexico and Scotland. The Operating Partnership leased from the Realty Partnership all but four of the 96 hotel properties owned in fee or held pursuant to long-term leases by the Realty Partnership. In addition, the Operating Partnership owned, as of December 31, 1997, the Milwaukee Sheraton, the Midland

Hotel in Chicago, Illinois, the three Westin Regina Resorts in Cabo San Lucas, Cancun and Puerto Vallarta, Mexico and the Turnberry Hotel and Golf Resort in Ayreshire, Scotland, all subject to mortgages to the Trust, and managed nine hotels for third-party owners.



     At December 31, 1997, the Trust owned (directly or through its subsidiaries) fee or ground leasehold interests in 102 hotel properties and mortgage interests in another eight hotel properties, and 98 of these hotels were leased to the Corporation or one of its subsidiaries. Of these 102 hotels, 90 hotels were leased to the Corporation or one of its subsidiaries and 12 hotels were managed by third-party operators, including four hotels leased to third parties. In addition, the Corporation managed nine hotels for third-party owners. In furtherance of the Company's strategy to enhance, expand and diversify its hotel portfolio and to develop or acquire global brands, on January 2, 1998, the Company acquired Westin and on February 23, 1998, the Company acquired ITT.



     The Trust was organized in 1969 as a Maryland real estate investment trust. The Trust's executive offices are located at 2231 East Camelback Road, Suite 410, Phoenix, Arizona 85016; telephone (602) 852-3900. The Corporation is a Maryland corporation formed in 1980. The Corporation's executive offices are located at 2231 East Camelback Road, Suite 400, Phoenix, Arizona 85016; telephone (602) 852-3900.



  Acquisition of ITT



     On February 23, 1998, pursuant to an Amended and Restated Agreement and Plan of Merger dated as of November 12, 1997, among the Trust, the Corporation, Chess Acquisition Corp., a newly formed, wholly owned subsidiary of the Company ("Chess"), and ITT, Chess was merged with and into ITT (the "ITT Merger"). As a result of the ITT Merger, ITT became a wholly owned subsidiary of the Corporation, and all outstanding shares of the common stock, no par value, of ITT ("ITT Common Stock"), together with the associated preferred share purchase rights (other than shares held by ITT or the Company), were converted into the right to receive an aggregate of 126,716,121 Paired Common Shares and $2.992 billion in cash. In addition, each holder of shares of ITT Common Stock became entitled to receive for each share of ITT Common Stock converted in the ITT Merger additional cash consideration in the amount of $0.37 computed as interest for the period from January 31, 1998 through February 23, 1998.


     In connection with the ITT Merger, the Company borrowed an aggregate of approximately $5.6 billion from a group of financial institutions arranged by Bankers Trust Company, Chase Securities Inc. and Lehman Brothers, Inc., which borrowings were used to fund the cash portion of the acquisition price of ITT and to refinance a portion of the Company's and ITT's existing indebtedness.


     ITT conducts its hotel and gaming business through its subsidiaries Sheraton, Ciga and Caesars. ITT's revenues from hotel operations are derived worldwide from hotels that are owned, leased or managed by Sheraton under the brand names "Sheraton" and "The Luxury Collection" and ITT's 70.3% ownership interest in Ciga, which owns a group of luxury hotels in Europe. ITT also earns franchise fees by licensing the "Sheraton" and "Four Points Hotels" brands to owners of independent hotels. ITT's gaming operations are marketed under either the "Caesars" or "Sheraton" brand name and service mark and as of December 31, 1997 were conducted at Caesars Palace and the Desert Inn Resort & Casino in Las Vegas, Nevada, Caesars Atlantic City in Atlantic City, New Jersey, Caesars Tahoe in Stateline, Nevada, The Sheraton Casino & Hotel in Tunica County, Mississippi; and various other casino/hotel operations outside the United States.



     As of the date of this Prospectus, ITT is seeking to sell The Desert Inn Resort & Casino, and the Company is exploring a range of disposition strategies for ITT's 83.3% equity interest in ITT Educational Services, Inc. ("ITT Educational"), the subsidiary that conducts ITT's post-secondary technical education business. As a part of this disposition strategy, on February 13, 1998, ITT Educational filed a registration statement with the Commission for the sale by ITT of up 12,650,000 shares of the common stock of ITT Educational. In February 1998, ITT disposed of its telephone directories publishing business (conducted through ITT's subsidiary ITT World Directories, Inc.) to VNU, an international publishing and information company based in The Netherlands, for a total gross consideration valued at $2.1 billion. Proceeds from the disposition of ITT World Directories were used in part to acquire certain outstanding indebtedness of Starwood Hotels.

  Acquisition of Westin


     On January 2, 1998, pursuant to a Transaction Agreement dated as of September 8, 1997 (the "Westin Transaction Agreement") among the Trust, the Realty Partnership, the Corporation and the Operating Partnership, WHWE L.L.C. ("WHWE"), Woodstar Investor Partnership ("Woodstar"), Nomura Asset Capital Corporation ("Nomura"), Juergen Bartels ("Bartels" and, together with WHWE, Woodstar and Nomura, the "Members"), Westin Worldwide, W&S Lauderdale Corp. ("Lauderdale"), W&S Seattle Corp. ("Seattle"), Westin St. John Hotel Company, Inc. ("St. John"), W&S Denver Corp. ("Denver"), W&S Atlanta Corp. ("Atlanta" and, together with Westin Worldwide, Lauderdale, Seattle, St. John and Denver, "Westin") and W&S Hotel L.L.C., the Company acquired Westin.



     As of December 31, 1997, Westin owned, managed, franchised or represented 97 luxury or upscale hotel and resort properties worldwide, excluding 15 Westin hotels owned by the Company. Westin's primary business strategy is to provide, for its own hotels and to the other owners of Westin's hotel and resort properties, focused, responsive, high quality marketing, reservations, management and, as appropriate, franchise services that are designed to increase the operating revenues and profitability of the properties and to increase hotel and resort customer satisfaction.



     As of December 31, 1997, the Westin portfolio (excluding 15 Westin hotels owned by the Company) consisted of 12 owned hotels with approximately 5,900 rooms, five joint ventures with approximately 3,200 rooms, 37 managed hotels with approximately 20,500 rooms. 28 franchised hotels with approximately 8,400 rooms and 15 represented hotels with approximately 5,300 rooms.



     Westin Hotel Company, originally founded as Western Hotels in 1930, became Western International Hotels in 1963 and adopted the Westin name and logo in the late 1970's. Westin grew from its initial 17 hotels located in the Pacific Northwest to 82 properties when it was acquired by W&S Hotel L.L.C. in May 1995, and grew to 97 luxury upscale hotel and resort properties (excluding 15 properties owned by the Company) throughout the world at December 31, 1997 through a combination of Westin's own development efforts and working with other hotel owners to enable Westin to serve as manager, franchisor or representative. Westin's hotel and resort properties are located throughout the United States and in Argentina, Brazil, Canada, China, England, France, Germany, Guatemala, Indonesia, Japan, Korea, Malaysia, Mexico, the Netherlands, Panama, the Philippines, Portugal, Singapore, Switzerland and Thailand.



     Pursuant to the terms of the Westin Transaction Agreement



     (i) Westin Worldwide merged into the Trust (the "Westin Merger"). In connection with the Westin Merger, all of the issued and outstanding shares of capital stock of Westin Worldwide (other than shares held by Westin and its subsidiaries or by the Company) were converted into an aggregate of 6,285,783 Class A Exchangeable Preferred Shares, par value $.01 per share (the "Class A EPS"), of the Trust and 5,294,783 Class B Exchangeable Preferred Shares, par value $.01 per share (the "Class B EPS" and together with the Class A EPS, the "EPS"), of the Trust and $177.9 million in cash;



     (ii) The stockholders of Lauderdale, Seattle and Denver contributed all of the outstanding shares of such companies to the Realty Partnership. In exchange for such contribution and after giving effect to the deemed exchange of certain units, the Realty Partnership issued to such stockholders an aggregate of 470,309 limited partnership units of the Realty Partnership and the Trust issued to such stockholders an aggregate of 127,534 shares of Class B EPS. In addition, in connection with the foregoing share contribution, the Realty Partnership assumed, repaid or refinanced the indebtedness of Lauderdale, Seattle and Denver and assumed $84.2 million of indebtedness incurred by the Members prior to such contributions; and



     (iii) The stockholders of Atlanta and St. John contributed all of the outstanding shares of such companies to the Operating Partnership. In exchange for such contribution and after giving effect to the deemed exchange of certain units, the Operating Partnership issued to such stockholders an aggregate of 312,741 limited partnership units of the Operating Partnership and the Trust issued to such stockholders an aggregate of 80,415 shares of Class B EPS. In addition, in connection with the foregoing share contributions, the Operating Partnership assumed repaid or refinanced indebtedness of Atlanta and St. John and assumed $3.4 million of indebtedness incurred by the Members prior to such contributions.

     The aggregate principal amount of debt assumed by the Company pursuant to the Westin Transaction Agreement was approximately $1.0 billion.



     The shares of Class A EPS, the shares of Class B EPS and the limited partnership interests issued in connection with the Westin Merger and the contribution of Seattle, Lauderdale, Denver, St. John and Atlanta to the Partnerships are directly or indirectly exchangeable on a one-to-one basis (subject to certain adjustments) for Paired Common Shares (subject to the right of the Company to elect to pay cash in lieu of issuing such shares). The limited partnership interests also are exchangeable on a one-to-one basis for shares of Class B EPS. The shares of Class B EPS have a liquidation preference of $38.50 per share and provide the holders with the right, from and after the fifth anniversary of the closing date of the Westin Merger, to require the Trust to redeem such shares at a price of $38.50.

                                  RISK FACTORS


     Prospective purchasers should consider carefully the following factors before acquiring the Paired Common Shares offered hereby:



RECENTLY PROPOSED LEGISLATION



     On March 26, 1998, the Chairman of the Ways and Means Committee of the United States House of Representatives and the Chairman of the Finance Committee of the United States Senate introduced identical bills ("H.R. 3558") that would, if enacted, limit the ability of the Company to manage or operate real property that it acquires after March 26, 1998. On March 31, 1998, the Senate Finance Committee voted to include the provisions of H.R. 3558 in the "Internal Revenue Service Restructuring and Reform Act of 1997." If enacted H.R. 3558 would make it difficult for the Company to acquire and operate hotels after March 26, 1998 in the same manner as the Company has in the past. As a result, enactment of H.R. 3558 could have a material adverse effect on the results of operations, financial condition and prospects of the Company. No assurance can be given that H.R. 3558 will not be enacted in its current form or that other new legislation, regulations or administrative interpretations will not be adopted with respect to the Company's exemption from the anti-pairing rules of Section 269B(a)(3) of the Code. The Company is evaluating its options in the event that H.R. 3558 (or a similar measure) were to be adopted.



     FAILURE TO MANAGE RAPID GROWTH



     The full benefits of the Company's acquisition of Westin, ITT and other hotel properties acquired during 1997 and thereafter will require the integration of administrative, finance, sales and marketing organizations; the coordination of sales efforts; and the implementation of appropriate operations, financial and management systems and controls in order to realize the efficiencies, revenue enhancements and cost reductions that are expected from such acquisitions. Although the Company's management team has experience integrating acquisitions, none of the prior acquisitions have been of comparable magnitude to, or included the breadth of operations involved in, the acquisition of Westin or ITT. The diversion of management attention, as well as any other difficulties which may be encountered in the transition and integration process, could have an adverse impact on the revenue and operating results of the Company. There can be no assurance that the Company will be able to integrate successfully the operations of the acquired properties with those of the Company or that anticipated synergies will be realized or, if realized, that such synergies will occur when anticipated.



     The Company's future success and its ability to manage future growth depends in large part upon the efforts of its senior management and its ability to attract and retain key officers and other highly qualified personnel. Competition for such personnel is intense. Since January 1996, the Company has experienced significant changes in its senior management, including executive officers. There can be no assurance that the Company will continue to be successful in attracting and retaining qualified personnel. Accordingly, there can be no assurance that the Company's senior management will be able successfully to execute and implement the Company's growth and operating strategies.


     TAX RISKS


     Failure to Qualify as a REIT. The Trust believes that it has operated so as to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), commencing with the Trust's taxable year ended December 31, 1995 and the Trust intends to continue to so operate. No assurance, however, can be given that the Trust will remain qualified as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations. The complexity of these provisions is greater in the case of a REIT that owns hotels and leases them to a corporation with which its stock is paired. As a result, the Trust is likely to encounter a greater number of interpretive issues under the REIT qualification rules, and more such issues which lack clear guidance, than are other REITs. The determination of various factual matters and circumstances not entirely within the Trust's control may affect its ability to qualify as a REIT. In addition, no assurance can be given that new legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. Furthermore, the qualification of the Trust as a REIT will depend on the Trust's continuing ability to meet various requirements concerning, among other things, the ownership of Paired Common Shares and other equity securities of the Trust, the nature of the Trust's assets, the sources of its income and the amounts of its distributions to its shareholders. In connection with the acquisition of Westin in January 1998 and ITT in February 1998, the Trust acquired new assets and operations (including the leasing of newly acquired assets, loans to the Corporation and the ownership of certain corporations that own hotels or intangible assets). By increasing the complexity of the Company's operations, these assets and operations may make it more difficult for the Trust to continue to satisfy the REIT qualification requirements.



     The Trust's ability to qualify as a REIT is also dependent on its continued exemption from the anti-pairing rules of Section 269B(a)(3) of the Code. Section 269B(a)(3) would ordinarily prevent a company from qualifying as a REIT if its stock is paired with the stock of another company whose activities are inconsistent with REIT status, such as the Corporation. The "grandfathering rules" governing Section 269B(a)(3) generally provide, however, that Section 269B(a)(3) does not apply to a paired REIT if the shares of the REIT and its paired operating company were paired on or before June 30, 1983 and the REIT was taxable as a REIT on or before June 30, 1983. There are, however, no judicial or administrative authorities interpreting the grandfathering rules governing
Section 269B(a)(3).



     If in any taxable year the Trust were to fail to qualify as a REIT, the Trust would not be allowed a deduction for distributions to shareholders in computing its taxable income and would be subject to federal income tax on its taxable income at regular corporate rates. Unless entitled to relief under certain Code provisions, the Trust would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. The failure of the Trust to qualify as a REIT would reduce its net earnings available for distribution to shareholders because of the additional tax liability to the Trust for the year or years involved. In addition, distributions would no longer be required to be made. To the extent that distributions to shareholders would have been made in anticipation of the Trust qualifying as a REIT, the Trust might be required to borrow funds or to liquidate certain of its investments to pay the applicable tax. The failure to qualify as a REIT would also constitute a default under certain debt obligations of the Trust.



     Required Distributions to Shareholders. In order to obtain and retain REIT status, the Trust must distribute to its shareholders at least 95% of its REIT taxable income (excluding any net capital gain). In addition, the Trust will be subject to tax on its undistributed net taxable income and net capital gain, and a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by the Trust with respect to any calendar year are less than the sum of (i) 85% of the Trust's ordinary income, (ii) 95% of its capital gain net income for that year and (iii) 100% of its undistributed income from prior years. The Trust intends to make distributions to its shareholders to comply with the distribution requirements of the Code and to avoid federal income taxes and the nondeductible federal excise tax. The Trust (or the Realty Partnership) could be required to borrow funds on a short-term basis to meet the REIT distribution requirements, which borrowing may not otherwise be advisable for the Company.



     Distributions by the Trust and Corporation will be determined by the Trust's Board of Trustees (the "Board of Trustees") or the Corporation's Board of Directors (the "Board of Directors"), as applicable, and will depend on a number of factors, including the amount of cash available for distributions, the Company's financial condition, decisions by either Board to reinvest funds rather than to distribute such funds, the Company's capital expenditures, the annual distribution requirements under the REIT provisions of the Code (in the case of the Trust) and such other factors as either Board deems relevant. For federal income tax purposes, distributions paid to shareholders may consist of ordinary income, capital gains (in the case of the Trust), nontaxable return of capital, or a combination thereof.



DEBT FINANCING



     As a result of incurring debt, the Company is subject to the following risks associated with debt financing: (i) the risk that cash flow from operations will be insufficient to meet required payments of principal and interest; (ii) the risk that (to the extent that the Company maintains floating rate indebtedness) interest rates will fluctuate; and (iii) the agreements governing the Company's loan and credit facilities contain covenants imposing certain limitations on the Company's ability to acquire and dispose of assets. In addition, although the Company anticipates that it will be able to repay or refinance its existing indebtedness and any other indebtedness when it matures, there can be no assurance that the Company will be able to do so or that the terms of such refinancings will be favorable.



     In connection with the acquisitions of Westin and ITT, the Company incurred a substantial amount of additional debt, thereby increasing its exposure to the risks associated with debt financing. The Company's increased leverage may have important consequences, including the following: (i) the ability of the Company to obtain additional financing for acquisitions, working capital, capital expenditures or other purposes, if necessary, may be impaired or such financing may not be available on terms favorable to the Company, (ii) a substantial decrease in operating cash flow or an increase in expenses of the Company could make it difficult for the Company to meet its debt service requirements and force it to modify its operations; (iii) the Company's higher level of debt and resulting interest expense may place it at a competitive disadvantage with respect to certain competitors with lower amounts of indebtedness and/or higher credit ratings; and (iv) the Company's greater leverage may make it more vulnerable to a downturn in its business or in the economy generally.



     Ownership Limitation. In order for the Trust to maintain its qualification as a REIT, not more than 50% in value of its outstanding shares may be owned, directly or indirectly, by five or fewer individuals (which term is defined in the Code to include certain entities) at any time during the last half of the Trust's taxable year. Furthermore, actual or constructive ownership of a sufficient number of the Paired Common Shares could cause the Operating Partnership or the Corporation to become a "related party tenant" of the Trust, which would result in the loss of the Trust's REIT status. In order to help preserve the Trust's REIT status, the Declaration of Trust and the Articles of Incorporation prohibit actual or constructive ownership by any one person or group of related persons of more than 8.0% of the shares of the Trust or the Corporation, whether measured by vote, value or number of shares (the "Ownership Limit"). Generally, the Paired Common Shares owned by related or affiliated persons will be aggregated and certain options and warrants will be treated as exercised for purposes of the Ownership Limit.



     The constructive ownership rules of the Code are extensive and complex and may cause Paired Common Shares owned, directly or indirectly, by certain direct or indirect partners in any partnership, including the direct and indirect owners of interests in the Realty Partnership and the Operating Partnership, and other classes of related individuals and/or entities, to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 8.0% of the Paired Common Shares (or the acquisition of an interest in an entity which owns Paired Common Shares) by an individual or entity could cause that individual or entity (or another individual or entity) to own constructively in excess of 8.0% of the Paired Common Shares, and thus subject such Paired Common Shares to the Ownership Limit. Direct or constructive ownership in excess of the Ownership Limit would cause the violative transfer or ownership to be void, or cause such shares to be converted into "excess shares," which have limited economic rights, to the extent necessary to ensure that the purported transfer or other event does not result in a violation of the Ownership Limit. Notwithstanding the Ownership Limit, given the breadth of the Code's constructive ownership rules and that it is not possible for the Trust and the Corporation continuously to monitor direct and constructive ownership of Paired Common Shares, it is possible that an individual or entity could at some time constructively own sufficient Paired Common Shares to cause termination of the Trust's REIT status.


     Limits on Change of Control. Certain provisions of the Trust's declaration of trust, as amended (the "Declaration of Trust"), and the Corporation's articles of incorporation, as amended (the "Articles of Incorporation"), including, without all limitation, those providing for the ability to issue preferred shares and the maintenance of staggered terms for Trustees and Directors, may have the effect of discouraging a third party from making an acquisition proposal for the Trust and the Corporation and may thereby delay, defer or prevent a change in control under circumstances that could otherwise give the holders of Paired Common Shares or other equity securities of the Company the opportunity to realize a premium over then-prevailing market prices.

INFLUENCE BY STARWOOD CAPITAL



     Individuals employed by or otherwise affiliated with Starwood Capital Group, L.L.C. ("Starwood Capital") hold two positions on the Board of Trustees and two positions on the Board of Directors. Although the Company has a policy requiring a majority of its Trustees and Directors to be "independent," Starwood Capital may have the ability to exercise certain influence over the affairs of the Company. Barry S. Sternlicht is the President and Chief Executive Officer of, and controls, Starwood Capital. Mr. Sternlicht also is a Trustee of the Trust and the Chairman and Chief Executive Officer of the Trust. In addition, Mr. Sternlicht is Chairman of the Board of Directors of the Corporation. As a consequence, Mr. Sternlicht has the ability to exercise certain influence over the affairs of the Company. Starwood Capital and certain of its officers own limited partnership interests in the Realty Partnership and the Operating Partnership ("Units") that are exchangeable for Paired Common Shares. As a result, and due to its different tax situation, prior to the exchange of its Units into Paired Common Shares, Starwood Capital's objectives regarding the pricing, structure and timing of any sale of certain properties or the restructuring or sale of certain mortgage loans may differ from the objectives of the shareholders of the Company or current management of the Company.



RISKS RELATING TO HOTEL OPERATIONS



     Operating Risk. The properties of the Company are subject to all operating risks common to the hotel industry. These risks include changes in general economic conditions (as described below); decreases in the level of demand for rooms and related services; cyclical over-building in the hotel industry, restrictive changes in zoning and similar land use laws and regulations or in health, safety and environmental laws, rules and regulations; the inability to obtain property and liability insurance fully to protect against all losses or to obtain such insurance at reasonable rates; and changes in travel patterns. In addition, the hotel industry is highly competitive. The properties of the Company compete with other hotel properties in their geographic markets, and some of the Company's competitors may have substantially greater marketing and financial resources than the Company.



     Acquisition Risks. The Company competes for acquisition opportunities with other owners of hotel properties, some of which may have substantially greater financial resources than the Company. These competitors may generally be able to accept more risk than the Company can prudently manage. Competition may generally reduce the number of suitable investment opportunities offered to the Company and increase the bargaining power of property owners seeking to sell. Further, management believes that the Company will face competition for acquisition opportunities from entities organized for purposes substantially similar to the objectives of the Company.



     Seasonality of Hotel Business. The hotel industry is seasonal in nature. This seasonality may cause quarterly fluctuations in the operating results of the Company and the market prices of the Paired Common Shares.



     Capital Intensive Business. The Company's properties are capital intensive and, in order to remain attractive and competitive, must be well maintained as well as periodically modernized and refurbished. This creates an on-going need for capital and, to the extent such capital expenditures may not be funded from cash generated by the Company, financial results may be sensitive to the cost and availability of funds.



REAL ESTATE INVESTMENT RISKS



     General Risks. Real property investments are subject to varying degrees of risk. The investment returns available from equity investments in real estate depend in large part on the amount of income earned and capital appreciation generated by the related properties as well as the expenses incurred.


     In addition, income from properties and real estate values are also affected by a variety of other factors, such as governmental regulations and applicable laws (including real estate, zoning, tax and eminent domain laws), interest rate levels and the availability of financing. For example, existing or new real estate, zoning or tax laws can make it more expensive and/or time consuming to develop real property or expand, modify or renovate hotels.

     Governments can, under eminent domain laws, take real property, sometimes for less compensation than the owner believes the property is worth. When prevailing interest rates increase, the expense of acquiring, developing, expanding or renovating real property increases, and values decrease as it becomes more difficult to sell property because the number of potential buyers decreases. Similarly, as financing becomes less available, it becomes more difficult both to acquire real property and, because of the diminished number of potential buyers, to sell real property. Any of these factors could have a material adverse impact on the Company's results of operations or financial condition, as well as on its ability to make distributions to its shareholders.



     In addition, equity real estate investments, such as the investments held by the Company and any additional properties that may be acquired by the Company are relatively illiquid. If the properties of the Company do not generate revenue sufficient to meet operating expenses, including debt service and capital expenditures, the income of the Company and the Trust's ability to make distributions to shareholders will be adversely affected.



     Hotel Development Risks. The Company intends to develop hotel properties as suitable opportunities arise and is currently developing several upscale hotels. New project development is subject to a number of risks, including risks of construction delays or cost overruns that may increase project costs; receipt of zoning, occupancy and other required governmental permits and authorizations and the incurring of development costs that are not pursued to completion. There can be no assurance that any development project will be completed in a timely manner or within budget.



     Possible Liability Relating to Environmental Matters. Under various federal, state, local and foreign environmental laws, ordinances and regulations, a current or previous owner or operator of real property may become liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of hazardous or toxic substances, or the failure properly to remediate such substances when present, may adversely affect the owner's ability to sell or rent such real property or to borrow using such real property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic wastes may be liable for the costs of removal or remediation of such wastes at the disposal or treatment facility, regardless of whether such facility is owned or operated by such person. Other federal, state, and local and foreign laws, ordinances and regulations require abatement or removal of certain asbestos-containing materials in the event of demolition or certain renovations or remodeling and govern emissions of and exposure to asbestos fibers in the air. The operation and subsequent removal of certain underground storage tanks also are regulated by federal, state, local and foreign laws.



RISKS RELATING TO GAMING OPERATIONS



     Regulation of Gaming Operations. The Company owns and operates a number of casino gaming facilities, including Caesars Palace and The Desert Inn Resort & Casino in Las Vegas, Nevada; Caesars Atlantic City in Atlantic City, New Jersey; and Caesars Tahoe in Stateline, Nevada. Other gaming facilities are located in Nevada, New Jersey, Delaware, Indiana and Mississippi; in four foreign countries; and on cruise ships operating in international waters. Each of these gaming operations is subject to extensive licensing, permitting and regulatory requirements administered by various governmental entities. Typically, gaming regulatory authorities have broad powers with respect to the licensing of gaming operations, and may revoke, suspend, condition or limit the gaming approvals and licenses of the Company and its gaming subsidiaries, impose substantial fines and take other actions, any of which could have a material adverse effect on the business and the value of the Company's hotel/casinos. Directors, officers and certain key employees of the Company and its gaming subsidiaries are subject to licensing or suitability determinations by various gaming authorities. If any of such gaming authorities were to find a person occupying any such position unsuitable, the Company would be required to sever its relationship with that person.



     Increased Gaming Competition. The Company faces significant domestic and international competition from both established casinos and newly emerging gaming operations. Proposals have been made for a significant number of casinos, both land-based and those involving vessels on navigable waters, in a number of jurisdictions and large metropolitan areas. Legalization of gaming in additional jurisdictions may also provide opportunities for expansion by the Company's competitors that could adversely affect the Company's existing gaming operations. The Company believes that the adoption of legalized gaming in any jurisdiction near Nevada (particularly California or other states in the southwestern United States) or near New Jersey (particularly New York or Pennsylvania) or the advent of gaming on nearby Native American lands could have a material adverse effect on the Company's operations in Las Vegas and Atlantic City.



     Risks Associated with High-End Gaming. There are risks associated with the high end gaming business that currently comprises a portion of the Company's Caesars Palace and Desert Inn operations. High-end gaming is more volatile than other forms of gaming, and variances attributable to high-end gaming could, under certain circumstances, have a positive or negative impact on cash flow, earnings and other financial measures in a particular quarter. In addition, a substantial portion of the Company's table gaming revenues from its Caesars Palace and Desert Inn operations is attributable to the play of a relatively small number of international customers. The loss of, or a reduction in play of, the most significant of such customers could have an adverse effect on the Company's future operating results.


FOREIGN OPERATIONS AND CURRENCY FLUCTUATIONS


     The Company has significant international operations, including as of March 1, 1998, 31 owned properties in Europe, two properties owned in Africa/the Middle East, 15 properties owned in Latin America and three properties owned in Asia/Pacific. International operations generally are subject to various political and other risks that are not present in U.S. operations, including, among other things, the risk of war or civil unrest, expropriation and nationalization. In addition, certain international jurisdictions restrict the repatriation of non-U.S. earnings. Various international jurisdictions also have laws limiting the right and ability of non-U.S. entities to pay dividends and remit earnings to affiliated companies unless specified conditions have been met. In addition, sales in international jurisdictions typically are made in local currencies, which subjects the Company to risks associated with currency fluctuations. Currency devaluations and unfavorable changes in international monetary and tax policies and other changes in the international regulatory climate and international economic conditions could materially adversely affect the Company's profitability and financing plans. Other than Italy, where the Company is subject to certain risks due to currency fluctuations, the Company's properties are geographically diversified and not concentrated in any particular region.



POSSIBLE LIABILITY OF TRUST SHAREHOLDERS.



     Both the Maryland statute governing real estate investment trusts formed under the laws of that state (the "Maryland REIT Law") and the Declaration of Trust provide that no shareholder of the Trust will be personally liable for any obligation of the Trust solely as a result of his status as a shareholder of the Trust. The Declaration of Trust further provides that the Trust shall indemnify each shareholder against any claim or liability to which the shareholder may become subject by reason of his being or having been a shareholder. In addition, it is the Trust's policy to include a clause in its contracts which provides that shareholders assume no personal liability for obligations entered into on behalf of the Trust. However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liabilities, the shareholders may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by the Trust. Inasmuch as the Trust does and will carry public liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which the Trust's assets plus its insurance coverage would be insufficient to satisfy the claims against the Trust and its shareholders.



RISKS RELATING TO GENERAL ECONOMIC CONDITIONS



     The Company's hotel and gaming operations may be adversely affected by moderate or severe economic downturns, including conditions which may be isolated to one or more geographic regions. As a result, the Company's ability to achieve or sustain substantial improvements in funds from operations and other important financial tests may be adversely affected by general economic conditions.

     Further, an economic downturn in the countries from which the Company's gaming operations draw high-end international customers could cause a reduction in the frequency of visits and the revenues generated by such customers. Similarly, the collectibility of receivables from international gaming customers could be adversely affected by future business or economic trends, or by significant events, in the countries in which such customers reside.



RISKS RELATING TO ACTS OF GOD AND WAR



     The Company's financial and operating performance may be adversely affected by acts of God, such as natural disasters, in both the locations in which the Company owns and/or operates significant properties and areas of the world from which the Company draws a large number of customers. Similarly, wars, political unrest and other forms of civil strife may cause the Company's results to differ materially from predicted results.


                                USE OF PROCEEDS


     The Company will not receive any of the proceeds from the sale of the Paired Common Shares offered hereby, all of which proceeds will be received by the Selling Shareholders. See "Selling Shareholders."


             PRICE RANGE OF PAIRED COMMON SHARES AND DISTRIBUTIONS


     The Paired Common Shares are listed on the New York Stock Exchange under the symbol "HOT." The following table sets forth, for the fiscal periods indicated, the high and low sales prices per Paired Common Share on the NYSE and distributions to shareholders for the fiscal periods indicated.



                                            PRICE
                                     --------------------
              PERIOD                  HIGH          LOW          DISTRIBUTIONS(A)
              ------                 ------        ------        ----------------
1998
-----------------------------------
Second Quarter (through April
  23)..............................  $54.00        $49.50             $0.52
First Quarter......................  $57.75        $51.82             $0.48
1997
-----------------------------------
Fourth Quarter.....................  $60.38        $52.13             $0.48(b)
Third Quarter......................  $57.44        $41.38             $0.48
Second Quarter.....................  $42.81        $34.25             $0.39
First Quarter......................  $45.88        $34.50             $0.39
1996
-----------------------------------
Fourth Quarter.....................  $36.75        $27.42             $0.39(c)
Third Quarter......................  $27.92        $22.08             $0.33
Second Quarter.....................  $25.75        $21.17             $0.33
First Quarter......................  $23.25        $19.67             $0.31


---------------

(a) During the fourth quarter of 1996, the Trust and the Corporation each declared a three-for-two stock split in the form of a 50% stock dividend payable to shareholders of record on December 30, 1996. The stock dividend was paid in January 1997. The information set forth in the table has been adjusted to reflect the stock split.



(b) The Trust declared a distribution for the fourth quarter of 1997 to shareholders of record on December 31, 1997. The distribution was paid in January 1998.



(c) The Trust declared a distribution for the fourth quarter of 1996 to shareholders of record on December 30, 1996. The distribution was paid in January 1997.



     On April 23, 1998, the last reported sales price for the Paired Common Shares on the NYSE was $49.9375 per Paired Common Share. As of April 22, 1998, there were approximately 40,232 holders of record of Paired Common Shares including approximately 15,998 holders of record of ITT Shares converted into Paired Common Shares in connection with the ITT Merger who have not yet surrendered their certificates.

     In order to maintain its qualification as a REIT, the Trust must make annual distributions to its shareholders of at least 95% of its taxable income (which does not include net capital gains). Thus, the Trust intends to continue to pay regular quarterly dividends. Under certain circumstances, the Trust may be required to make distributions in excess of cash available for distribution in order to meet such distribution requirements. In such event, the Trust (or the Realty Partnership) would seek to borrow the amount of the deficiency or sell assets to obtain the cash necessary to make the distributions necessary to retain the Trust's qualification as a REIT for federal income tax purposes.


     Distributions made by the Trust will be determined by its Board of Trustees and will depend on a number of factors, including the amount of cash flow from operations, the Trust's financial condition, capital expenditure requirements for the Company's properties, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Board of Trustees deems relevant.



     Under the terms of the Company's current credit facilities, the Trust is generally permitted to make cash distributions to the Trust's shareholders on an annual basis in an amount equal to the greater of (1) 85% of adjusted funds from operations (as defined) for any four consecutive calendar quarters, and (2) the minimum amount necessary to maintain the Trust's tax status as a REIT.



     The Corporation has not paid any cash dividends since its organization in the periods set forth in the table above and does not anticipate that it will make any such distributions in the foreseeable future.

                              SELLING SHAREHOLDERS

     The Paired Common Shares offered by this Prospectus are offered for the account of the Selling Shareholders.

     Selling Shareholders, including Prudential Property Investment Account II ("PRISA II"), that beneficially own approximately 62% of the Paired Common Shares offered hereby have informed the Company that as of the date of this Prospectus, they have no current intent to sell any such Paired Common Shares. However, such Selling Shareholders have reserved the right to exchange any of their Units for Paired Common Shares or to sell any Paired Common Shares without further notice to the Company or the making of any change or supplement to this Prospectus.

     The following table and the notes thereto set forth information, as of the date of this Prospectus, relating to the beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) of the Company's equity securities by each Selling Shareholder:


                                                                                         NUMBER OF
                                                                                           PAIRED
                                                                NUMBER OF PAIRED       COMMON SHARES
                                                                 COMMON SHARES       BENEFICIALLY OWNED
      NAME OF BENEFICIAL OWNERS        NUMBER(1)   PERCENT(2)      TO BE SOLD      AFTER THE OFFERING(3)
      -------------------------        ---------   ----------   ----------------   ----------------------
The Prudential Insurance Company of
  America, on behalf of PRISA
  II(4)..............................  4,529,906      2.4%         4,529,007               899
Aspen Enterprises International
  Holdings, Ltd.(5)..................  3,088,372      1.6%         3,088,372                 0
Gary Mendell(6)......................    935,612        *            599,112           300,000
Ellen-Jo Mendell(7)..................    635,612        *            521,617                 0
Stephen Mendell(8)...................    635,612        *            113,995                 0
Polestar Limited(5)..................    539,535        *            539,535                 0
Zapco Holdings, Inc..................    331,291        *            331,291                 0
Judith K. Rushmore...................    298,667        *            298,667                 0
The Hermitage L.P....................    233,106        *            233,106                 0
Murray Dow II(9).....................    183,913        *             33,913           150,000
Moonbeam Enterprises International,
  Ltd.(5)............................     89,696        *             89,696                 0
Philadelphia HSR, L.P................     72,601        *             72,601                 0
Gary Mendell Family Limited
  Partnership........................     36,500        *             36,500                 0
Westport Hospitality, Inc............     31,831        *             31,831                 0
Felix Cacciato(10)...................     23,767        *              3,767            20,000
Orna L. Shulman......................     20,962        *             20,962                 0
Arthur Green(11).....................     19,172        *              2,505            16,667
Zapco Holdings, Inc.
  Deferred Comp. Plan Trust..........     18,126        *             18,126                 0
Mark Rosinsky(12)....................      5,839        *              1,253             3,334
Randi Rosinsky(13)...................      5,839        *              1,252             3,334
Michael Hall(14).....................      4,655        *              1,321             3,334
John Daily...........................      2,161        *              2,161                 0
Thomas Clearwater....................        497        *                497                 0
Harvey Moore.........................        224        *                224                 0
Tracy Driscoll.......................        224        *                224                 0


---------------
  *  Less than one percent.


 (1) Includes an aggregate of 3,824,591 limited partnership units in the Partnerships and 254,341 Class A limited partnership units in the Operating Partnership, in each case exchangeable for a like number of Paired Common Shares.



 (2) Based on the number of Paired Common Shares outstanding on April 22, 1998.

 (3) Constitutes for each such Selling Shareholder less than one percent of the number of Paired Common Shares outstanding on February 28, 1998. Assumes that all Paired Common Shares offered hereby are sold by the Selling Shareholders.



 (4) PRISA II is a commingled separate account managed by Prudential Real Estate Investors ("PREI"), a division of The Prudential Insurance Company of America ("Prudential"). Roger S. Pratt, a trustee of the Trust since February 1997, is a Managing Director and Senior Portfolio Manager of PREI and the portfolio manager for PRISA II. As of March 27, 1998, Prudential, directly or indirectly through one or more subsidiaries, beneficially owned an additional 508,720 Paired Common Shares held by other accounts and may from time to time have beneficial ownership of additional Paired Common Shares; PRISA II disclaims beneficial ownership of any such additional Paired Common Shares because the voting and disposition of any such shares is not controlled by PRISA II or PREI and such shares have not been included in the table of beneficial ownership.



 (5) As disclosed in the Schedule 13D dated January 15, 1998 and filed with the Commission by Aspen Enterprises International Holdings, Inc., Polestar Limited and Moonbeam Enterprises International, Ltd., His Excellency the Sheikh Abdulaziz bin Ibrahim Al Ibrahim is deemed to control this holder for purposes of the Exchange Act and thus is a beneficial owner of the Paired Common Shares held by this holder.



 (6) Gary M. Mendell was an officer and a Trustee of the Trust until March 1998. Includes 36,500 Paired Common Shares offered hereby held of record by The Gary Mendell Family Limited Partnership, of which Mr. Mendell is General Partner, and options to purchase 300,000 Paired Common Shares. Does not include 31,831 Paired Common Shares held of record by Westport Hospitality, Inc., of which Mr. Mendell is President, as to which Mr. Mendell disclaims beneficial ownership.



 (7) Includes 113,995 Paired Common Shares owned by Ms. Mendell's spouse, Stephen Mendell and offered hereby.



 (8) Includes 521,617 Paired Common Shares owned by Mr. Mendell's spouse, Ellen-Jo Mendell and offered hereby.


 (9) Includes options to purchase 150,000 Paired Common Shares.

(10) Includes options to purchase 20,000 Paired Common Shares.

(11) Includes options to purchase 16,667 Paired Common Shares.


(12) Includes options to purchase 3,334 Paired Common Shares and 1,252 Paired Common Shares held of record by Mr. Rosinsky's spouse, Randi Rosinsky and offered hereby.



(13) Includes 4,587 Paired Common Shares beneficially owned by Ms. Rosinsky's spouse, Mark Rosinsky (including 1,253 Paired Common Shares offered hereby).


(14) Includes options to purchase 3,334 Paired Common Shares.

                              PLAN OF DISTRIBUTION

     The Paired Common Shares covered by this Prospectus (the "Shares") may be sold from time to time by the Selling Shareholders. Such sales may be made in one or more of the following transactions: (i) to underwriters who will acquire the Shares for their own account and resell such shares in one or more transactions, including negotiated transactions, at a fixed price or at varying prices determined at the time of sale, with any initial public offering price and any discount or concession allowed or re-allowed or paid to dealers subject to change from time to time; (ii) through brokers or dealers, acting as principal or agent, in transactions (which may involve block transactions) on the New York Stock Exchange or other stock exchanges in ordinary brokerage transactions, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or otherwise (including without limitation sales in transactions that comply with the volume and manner of sale provisions contained in paragraphs (e) and (f) of Rule 144 under the Securities Act ("Rule 144")); or
(iii) directly or indirectly through brokers or agents in private sales at negotiated prices, or in any combination of such methods of sale. This Prospectus may be supplemented or amended from time to time to describe a specific plan of distribution.

     In connection with the distribution of the Shares or otherwise, a Selling Shareholder may: (i) enter into hedging transactions with broker-dealers or other persons, and in connection with such transactions, broker-dealers or other persons may engage in short sales of Paired Common Shares in the course of hedging the positions they assume with such Selling Shareholder; (ii) sell Paired Common Shares short and redeliver the Shares to close out such short positions; (iii) and/or enter into option or other transactions with broker-dealers or other persons that require the delivery to such broker-dealer or other persons of the Shares, which Paired Common Shares such broker-dealer or other financial institution may (subject to any applicable transfer restriction contained in an agreement between such Selling Shareholder and the Company) resell pursuant to this Prospectus as supplemented or amended to reflect such transaction. In addition to the foregoing, a Selling Shareholder may, from time to time, enter into other types of hedging transactions.

     A Selling Shareholder may from time to time, after the effective date of the Registration Statement, transfer shares to a donee, sucessor or other person other than for value, and such transfers will not be made pursuant to this Prospectus. To the extent permitted by applicable law, this Prospectus shall cover sales by such transferee. To the extent required by the terms of any agreement between the Company and such Selling Shareholder and applicable law, the Company may supplement or amend this Prospectus to include such transferee as an additional named selling shareholder.

     Underwriters participating in any offering may receive underwriting discounts and commissions, discounts or concessions may be allowed or re-allowed or paid to dealers, and brokers or agents participating in such transactions may receive brokerage or agent's commissions or fees, all in amounts to be negotiated in connection with sales pursuant hereto. The underwriter, agent or dealer utilized in the sale of the Shares will not confirm sales to accounts over which such persons exercise discretionary authority. In effecting sales of the Shares, brokers or dealers engaged by a Selling Shareholder may arrange for other brokers or dealers to participate. Brokers or dealers may receive compensation in the form of commissions or discounts from a Selling Shareholder and may receive commission from the purchases of the Shares for whom such broker-dealers may act as agents, all in amounts to be negotiated, including immediately prior to the sale.

     The Selling Shareholders and all underwriters, dealers or agents, if any, who participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profit on the sale of such Shares by such Shareholders, and all discounts, commissions or concessions received by such underwriters, dealers or agents, if any (whether received from a Selling Shareholder and/or from the purchasers of the Shares for whom those dealers or agents may act as agents), may be deemed to be underwriting discounts and commissions under the Securities Act.

     Certain of the above-described underwriters, dealers, brokers or agents may engage in transactions with, or perform services for, the Company and its affiliates in the ordinary course of business.

     Upon the Company being notified by a Selling Shareholders that any agreement or arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, special offering or secondary distribution or a purchase by a broker-dealer, to the extent required by applicable law a supplement to this Prospectus will be distributed that will set forth the name(s) of the participating underwriters, dealers or agents, the aggregate amount of the Shares being so offered and the terms of the offering, including all underwriting discounts, commissions and other items constituting compensation from, and the resulting net proceeds to, such Selling Shareholder, all discounts, commissions or concessions allowed or re-allowed or paid to dealers, if any, and, if applicable, the purchase price to be paid by any underwriter for the Shares purchased from such Selling Shareholder.

     The Selling Shareholders and other persons participating in the distribution of the Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations of the Commission thereunder, including, without limitation, Regulation M, which provisions may limit the timing of the purchase and sale of shares by a Selling Shareholder.

     Shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. In addition, a Selling Shareholder may devise, gift or otherwise transfer the Shares by means not described herein, in which event such transfer will not be pursuant to this Prospectus.

     Under agreements that have been entered into by the Company with the Selling Shareholders, the Selling Shareholders are entitled to indemnification by the Company against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, and to contribution with respect to payments which the Selling Shareholders may be required to make in respect thereof. The Company may, in connection with an underwritten distribution of Shares, enter into agreements with underwriters, dealers and agents who participate in such distribution that provide for similar indemnification and contribution.

     The Company has agreed to bear the expenses of registration of the Shares and other costs and expenses incurred by the Selling Shareholders in connection with the sale of the Shares, except for costs and expenses of Selling Shareholders' counsel and accountants, brokerage commissions and charges, and income taxes and stock transfer taxes due.

     No trustee, director, officer or agent of the Company is expected to be involved in soliciting offers to purchase the Paired Common Shares offered hereby, and no such person will be compensated by the Company for the sale of any of such Paired Common Shares. Certain officers of the Company may assist such representatives of the Selling Shareholders in such efforts but will not be compensated therefor.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the material federal income tax considerations that may be relevant to a prospective holder of Paired Common Shares. This summary is for information purposes only and is not tax advice. Except as discussed below, no ruling or determination letters from the Internal Revenue Service (the "IRS") or opinions of counsel have been rendered or will be requested by the Company on any tax issue connected with this Registration Statement. This summary is based upon the Code, as currently in effect, applicable Treasury Regulations thereunder and judicial and administrative interpretations thereof, all of which are subject to change, including changes that may be retroactive. No assurance can be given that the IRS will not challenge the propriety of one or more of the tax positions described herein or that such a challenge would not be successful.


     The discussion below addresses federal income tax considerations to holders of Paired Common Shares. This summary does not purport to deal with all aspects of taxation that may be relevant to particular holders of Paired Common Shares in light of their personal investment or tax circumstances. Sidley & Austin, counsel for the Company, has opined, as of April 24, 1998, on certain Federal income tax consequences with respect to the Paired Common Shares for the Company and the shareholders and stockholders of the Company. Such opinion has been filed as an exhibit to the Registration Statement. Sidley & Austin has advised the Company that such opinion is not binding on the IRS or any court and no assurance can be given that the IRS will not challenge the propriety of part or all of such opinion or that such a challenge would not be successful. Such opinion of Sidley & Austin relies upon and is premised on the accuracy of statements and representations of the Company concerning its business and properties, ownership, organization, sources of income, future operations, levels of distributions and recordkeeping, and the judgments of the Company with respect to the fair market value of its real estate assets, the relative value of the Trust Shares and the Corporation Shares to the value of the Paired Common Shares, the reasonableness of the guaranty fee paid by the Corporation to the Trust with respect to indebtedness incurred by the Corporation in connection with the acquisition of ITT, and the ability of the Corporation to have arranged for debt financing for the ITT Acquisition without a guaranty of the Trust. Such statements and representations by the Company are attached to and incorporated by reference into Sidley & Austin's opinion. Except as specifically provided, the discussion below does not address foreign, state or local tax consequences, nor does it specifically address the tax consequences to taxpayers subject to special treatment under the federal income tax laws (including dealers in securities, foreign persons, life insurance companies, tax-exempt organizations, financial institutions, and taxpayers subject to the alternative minimum tax). The discussion below assumes that the Paired Common Shares are or will be held as "capital assets" within the meaning of Section 1221 of the Code. No assurance can be given that legislative, judicial or administrative changes will not affect the opinions contained in the Sidley & Austin opinion letter and/or the accuracy of any statements in this Prospectus with respect to transactions entered into or contemplated prior to the effective date of such changes.



     EACH PROSPECTIVE PURCHASER OF SECURITIES IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF SECURITIES.



FEDERAL INCOME TAXATION OF THE TRUST


  Background


     In 1980, prior to the establishment of the Corporation and the pairing of its shares with the shares of the Trust, the IRS issued a Private Letter Ruling (the "Ruling") to the Trust in which the IRS held that the pairing of the Trust Shares and the Corporation Shares and the operation of the Corporation would not preclude the Trust from qualifying as a REIT. The Ruling does not impose any continuing limitations on the Trust or the Corporation. Subsequent to the issuance of the Ruling, (i) the IRS announced that it would no longer issue rulings to the effect that a REIT whose shares are paired with those of a non-REIT will qualify as a REIT if the activities of the paired entities are integrated, and (ii) Congress, in 1984, enacted Section 269B(a)(3) of the Code, which treats a REIT and a non-REIT, the paired shares of which were not paired on or before June 30, 1983, as one entity for purposes of determining whether either company qualifies as a REIT. Section 269B(a)(3) of the Code has not applied to the Trust and the Corporation (since the Trust Shares and the Corporation Shares were paired prior to that date), and the Ruling's conclusions were not adversely affected thereby.


     In 1994, the Trust requested and received a determination letter from the IRS (the "IRS Letter"). The IRS Letter provided that the Trust's failure to send the shareholder demand letters required by the REIT Provisions (defined below) terminated its election to be taxed as a REIT beginning with the Trust's taxable year ended December 31, 1991 and permitted the Trust to re-elect to be taxed as a REIT commencing with its taxable year ended December 31, 1995. The IRS Letter also directed the Trust to file amended federal income tax returns for its taxable years ended December 31, 1991 and 1992 as a C corporation (and not as a REIT) and to file its federal income tax returns for its taxable years ended December 31, 1993 and 1994 as a C corporation. The Trust has filed such returns. Because the Trust had net losses for federal income tax purposes and did not pay any dividends during its taxable years ended December 31, 1991, 1992, 1993 and 1994, the IRS Letter did not result in the Trust owing any federal income tax. The Trust has instituted REIT compliance controls that are intended to prevent the reoccurrence of any such failure to comply with the reporting and recordkeeping requirements for REITs.



  Recently Proposed Legislation



     On March 26, 1998, the Chairman of the Ways and Means Committee of the United States House of Representatives and the Chairman of the Finance Committee of the United States Senate introduced identical bills ("H.R. 3558") that would, if enacted, limit the ability of the Company to manage or operate real property that it acquires after March 26, 1998. On March 31, 1998, the Senate Finance Committee voted to include the provisions of H.R. 3558 in the "Internal Revenue Service Restructuring and Reform Act of 1997." If enacted, H.R. 3558 would make it difficult for the Company to acquire and operate hotels after March 26, 1998 in the same manner as the Company has in the past. As a result, enactment of H.R. 3558 could have a material adverse effect on the results of operations, financial condition and prospects of the Company. No assurance can be given that H.R. 3558 will not be enacted in its current form or that other new legislation, regulations or administrative interpretations will not be adopted with respect to the Company's exemption from the anti-pairing rules of Section 269B(a)(3) of the Code. The Company is evaluating its options in the event that H.R. 3558 (or a similar measure) were to be adopted.


  General


     The Trust has elected to be taxed as a REIT under Sections 856 through 860 of the Code and applicable Treasury Regulations (the "REIT Provisions"), commencing with its taxable year ended December 31, 1995. The Trust believes that, commencing with such taxable year, it was organized and has operated in such a manner so as to qualify for taxation as a REIT and the Trust intends to continue to operate in such a manner; however no assurance can be given that the Trust has qualified as a REIT or will continue to so qualify.


     The REIT Provisions are highly technical and complex. The following sets forth the material aspects of the REIT Provisions that govern the federal income tax treatment of a REIT and its shareholders. This summary is qualified in its entirety by the REIT Provisions and administrative and judicial interpretations thereof.


     Sidley & Austin has rendered an opinion to the effect that, commencing with the Trust's taxable year ended December 31, 1995, the Trust was organized and has operated in conformity with the REIT Provisions, and its proposed method of operation will enable it to continue to comply with the REIT Provisions for its taxable year ending December 31, 1998 and future taxable years. It must be emphasized that such qualification and taxation as a REIT depends upon the Trust's ability to meet, through actual annual operating results, certain distribution levels, specified diversity of stock ownership, and various other qualification tests imposed under the REIT Provisions, as discussed below. The Trust's annual operating results will not be reviewed by Sidley & Austin. Accordingly, no assurance can be given that the actual results of the Trust's operation for any particular taxable year will satisfy such requirements. Further, the anticipated federal income tax treatment described in this Prospectus may be changed, perhaps retroactively, by legislative, administrative, or judicial action at any time. See "-- Recently Proposed Legislation" above. For a discussion of the tax consequences of failure to qualify as a REIT, see "-- Failure to Qualify," below.


     As long as the Trust qualifies for taxation as a REIT, except in the circumstances set forth in the following paragraph, it will not be subject to federal corporate income taxes on net income that it currently distributes to shareholders. This treatment substantially eliminates the "double taxation" (once at the corporate level and again at the shareholder level) that generally results from investment in a regular corporation.

     Even if the Trust qualifies for taxation as a REIT, however, it will be subject to federal income or excise tax in the following circumstances. First, the Trust will be taxed at regular corporate rates on any undistributed REIT taxable income (as discussed below), including undistributed net capital gains. Second, under certain circumstances, the Trust will be subject to the "alternative minimum tax" on its items of tax preference, if any. Third, if the Trust has (i) net income from the sale or other disposition of "foreclosure property" (which is, in general, property acquired on foreclosure or otherwise on default on a loan secured by such property or a lease of such property) or
(ii) other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Trust has net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Trust should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but nonetheless maintains its qualification as a REIT because certain other requirements are met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Trust fails the 75% or 95% test, multiplied by a fraction intended to reflect the Trust's profitability. Sixth, if the Trust should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Trust will be subject to a 4% excise tax on the excess of such required distributions over the amounts actually distributed. Seventh, pursuant to IRS Notice 88-19, if the Trust has a net unrealized built-in gain, with respect to any asset (a "Built-in Gain Asset") held by the Trust on January 1, 1995 or acquired by the Trust from a corporation that is or has been a C corporation (i.e., generally a corporation subject to full corporate-level tax) in certain transactions in which the basis of the Built-in Gain Asset in the hands of the Trust is determined by reference to the basis of the asset in the hands of the C corporation, and the Trust directly or indirectly recognizes gain on the disposition of such asset during the 10-year period (the "Recognition Period") beginning on January 1, 1995 with respect to assets held by the Trust on such date or, with respect to other assets, the date on which such asset was acquired by the Trust, then, to the extent of the Built-in Gain (i.e., the excess of (a) the fair market value of such asset over (b) the Trust's adjusted basis in such asset, determined as of the beginning of the Recognition Period), such gain will be subject to tax at the highest regular corporate rate pursuant to Treasury Regulations that have not yet been promulgated. The results described above with respect to the recognition of Built-in Gain assume that the Trust will make an election pursuant to IRS Notice 88-19 with respect to assets acquired by the Trust from a corporation that is or has been a C corporation. The Trust believes that it had Built-in-Gain Assets as of January 1, 1995 and that it acquired additional Built-in-Gain Assets as a result of the acquisition of Westin and, thus, direct or indirect sales of such Built-in-Gain Assets by the Trust after 1994 in excess of available loss carryforwards will result in a federal income tax liability to the Trust.

REQUIREMENTS FOR QUALIFICATION

     To qualify as a REIT, the Trust must elect to be so treated and must meet on a continuing basis certain requirements (as discussed below) relating to the Trust's organization, sources of income, nature of assets, and distribution of income to shareholders.

     The Code defines a REIT as a corporation, trust or association: (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for the REIT Provisions; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities);
(vii) as of the close of the taxable year, has no earnings and profits accumulated in any non-REIT year; (viii) is not electing to be taxed as a REIT prior to the fifth taxable year which begins after the first taxable year for which its REIT status terminated or was revoked or the IRS has waived the applicability of such waiting period; (ix) that has the calendar year as its taxable year; and (x) that meets certain other tests, described below, regarding the nature of its income and assets. The REIT Provisions provide that conditions
(i) to (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and (vi) do not apply until after the first taxable year for which an election is made by the REIT to be taxed as a REIT.


     The Trust believes that it satisfies conditions (i) through (x) described in the immediately preceding paragraph. The Trust believes that the dividends paid and to be paid by the Trust and its predecessors will enable the Trust to satisfy condition (vii) above. In addition, the Declaration of Trust and the Articles of Incorporation provide for restrictions regarding the transfer and ownership of shares, which restrictions are intended to assist the Trust in continuing to satisfy the share ownership requirements described in conditions
(v) and (vi) above. See "Risk Factors -- Limits on Change of Control and Ownership Limitation." With respect to its taxable years which ended before January 1, 1998, in order to maintain its election to be taxed as a REIT, the Trust must also maintain certain records and request certain information from its shareholders designed to disclose the actual ownership of its stock. The Trust believes that it has complied and will comply with these requirements.

     If a REIT owns a "Qualified REIT Subsidiary," the Code provides that such Qualified REIT Subsidiary is disregarded for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the Qualified REIT Subsidiary are treated as assets, liabilities and such items of the REIT itself. A Qualified REIT Subsidiary is a corporation all of the capital stock of which is owned by the REIT and, for taxable years beginning on or before August 5, 1997, has been owned by the REIT from the commencement of such corporation's existence. Unless the context otherwise requires, all references to the Trust in this "Federal Income Tax Considerations" section include the Trust's Qualified REIT Subsidiaries.

     As part of the acquisition of Westin, the Realty Partnership acquired substantially all of the stock of Seattle, Lauderdale, and Denver, which corporations intend to elect to be taxed as REITs (the "Subsidiary REITs"). The Subsidiary REITs will not be treated as Qualified REIT Subsidiaries and will be subject to the REIT Provisions as described in this section. Also, certain of the assets of Westin, including third party management, franchise and representation agreements and certain trademarks and other intangible property, are held by corporations (the "Management Subsidiaries") of which the Trust or the Realty Partnership own all of the nonvoting preferred stock and common stock comprising less than 10% of the outstanding voting stock of each Management Subsidiary. The remainder of the voting stock of the Management Subsidiaries is owned by the Corporation. The Management Subsidiaries will not be treated as Qualified REIT Subsidiaries.


     In the case of a REIT that is a partner in a partnership, the REIT Provisions provide that the REIT is deemed to own its proportionate share of the assets of the partnership based on the REIT's capital interest in the partnership and is deemed to be entitled to the income of the partnership attributable to such proportionate share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT for purposes of satisfying the gross income tests and the asset tests, described below. Similar treatment applies with respect to lower-tier partnerships which the REIT indirectly owns through its interests in higher-tier partnerships. Thus, the Trust's proportionate share of the assets, liabilities and items of income of the Realty Partnership and the other partnerships and limited liability companies in which the Trust owns a direct or indirect interest (collectively, the "Realty Subsidiary Entities"), will be treated as assets, liabilities and items of income of the Trust for purposes of applying the gross income tests and the asset tests described below, provided that the Realty Partnership and the Realty Subsidiary Entities are treated as partnerships for federal income tax purposes. See "-- Federal Income Tax Aspects of the Partnerships and the Subsidiary Entities" below. Sidley & Austin has advised the Company, however, that if the gross income tests and the asset tests described below were applied to partnerships in a manner different from that described in this paragraph, then the Trust might not be able to satisfy one or more of the gross income tests or asset tests and, in such a case, the Trust would lose its REIT status.



     Paired Common Shares. Section 269B(a)(3) of the Code provides that if the shares of a REIT and a non-REIT are paired, then the REIT and the non-REIT shall be treated as one entity for purposes of determining whether either company qualifies as a REIT. If Section 269B(a)(3) applied to the Trust and the Corporation, then the Trust would not be able to satisfy the gross income tests (described below) and thus would not be eligible to be taxed as a REIT. Section 269B(a)(3) does not apply, however, if the shares of a REIT and a non-REIT were paired on or before June 30, 1983 and the REIT was taxable as a REIT on or before June 30, 1983. As a result of this grandfathering rule, Section 269B(a)(3) has not applied to the Trust and the Corporation. This grandfathering rule does not, by its terms, require that the Trust be taxed as a REIT at all times after June 30, 1983. Sidley & Austin has rendered an opinion to the effect that the termination of the Trust's REIT election for the taxable years ended December 31, 1991 through 1994 did not result in Section 269B(a)(3) becoming applicable to the Trust. There are, however, no judicial or administrative authorities interpreting this grandfathering rule. Therefore, Sidley & Austin's opinion is based solely on the literal language of the statutory grandfathering rule.



     Sidley & Austin has advised the Company that, even though Section 269B(a)(3) of the Code does not apply to the Trust and the Corporation, the IRS could assert that the Trust and the Corporation should be treated as one entity under general tax principles. In general, such an assertion would only be upheld if the separate corporate identities of the Trust and the Corporation are a sham or unreal. Not all of the trustees of the Trust are also directors of the Corporation and no individual serves as an officer of both the Trust and the Corporation. In addition, the Trust, the Corporation, the Realty Partnership, the Operating Partnership, the Realty Subsidiary Entities and the partnerships or limited liability companies owned in whole or in part by the Operating Partnership (collectively, the "Operating Subsidiary Entities") have separate creditors and are subject to different state law licensing and regulatory requirements. The Trust and the Corporation have represented that they and the Realty Partnership, the Operating Partnership, and the entities in which they own a direct or indirect interest will each maintain separate books and records and all material transactions among them have been and will be negotiated and structured with the intention of achieving an arm's-length result. Sidley & Austin has rendered an opinion to the effect that, based on the foregoing, the separate corporate identities of the Trust and the Corporation will be respected.



     Due to the paired structure, the Trust, the Corporation, and certain of the entities in which they own a direct or indirect interest are controlled by the same interests. As a result, the IRS could, pursuant to Section 482 of the Code, seek to distribute, apportion or allocate gross income, deductions, credits or allowances between or among them if it determines that such distribution, apportionment or allocation is necessary in order to prevent evasion of taxes or to clearly reflect income. The Trust and the Corporation believe that all material transactions between them and among them and the Realty Partnership, the Operating Partnership, and the entities in which they own a direct or indirect interest have been and will be negotiated and structured with the intention of achieving an arm's-length result. As a result, the potential application of Section 482 of the Code should not have a material effect on the Trust or the Corporation. Application of Section 482 of the Code depends on whether, as a factual matter, transactions between commonly controlled entities are at arm's length. As a result, no opinion of counsel can be given with respect to the potential application of Section 482 of the Code.


     Income Tests. In order to maintain qualification as a REIT, the Trust must annually satisfy certain gross income requirements (the "gross income tests"). First, at least 75% of the Trust's gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property," as described below, and in certain circumstances, interest) or from certain types of qualified temporary investments. Second, at least 95% of the Trust's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the same items which qualify under the 75% income test and from dividends, interest, and gain from the sale or disposition of stock or securities that do not constitute dealer property or from any combination of the foregoing. Third, for taxable years beginning on or before August 5, 1997, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Trust's gross income (including gross income from prohibited transactions) for each taxable year.

     Rents received or deemed to be received by the Trust will qualify as "rents from real property" for purposes of the gross income tests only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales (or items thereof). Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or a direct or indirect owner of 10% or more of the REIT directly or indirectly, owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, if a REIT provides services to its tenants, the income will qualify as "rents from real property" only if the services are of a type that a tax-exempt organization can provide to its tenants without causing its rental income to be unrelated business taxable income under the Code. Services that would give rise to unrelated business taxable income if provided by a tax-exempt organization ("Prohibited Services") must be provided by an "independent contractor" who is adequately compensated and from whom the REIT does not derive any income. Payments for services furnished (whether or not rendered by an independent contractor) that are not customarily provided to tenants in properties of a similar class in the geographic market in which the REIT's property is located will not qualify as "rents from real property." For taxable years beginning after August 5, 1997, the provision of Prohibited Services by a REIT in connection with a lease of real property will not cause the rent to fail to qualify as "rents from real property" unless the amount treated as received for the Prohibited Services exceeds 1% of all amounts received or accrued during the taxable year directly or indirectly by the REIT with respect to such property.


     A substantial portion of the Trust's income will be derived from its partnership interests in the Realty Partnership and the Realty Subsidiary Entities and its ownership (through the Realty Partnership) of the Subsidiary REITs. The Trust, the Realty Partnership, the Realty Subsidiary Entities and the Subsidiary REITs lease for a fixed period all of their fee and leasehold interests in their hotels and associated property to the Corporation, the Operating Partnership, the Operating Subsidiary Entities or to unrelated persons (the "Leases"). The Leases are net leases which generally provide for payment of rent equal to the greater of a fixed rent or a percentage rent. The percentage rent is determined by calculating a fixed percentage of the gross room revenues and adding, for certain hotels, fixed percentages of other types of gross revenues in excess of certain levels.


     In order for the rents paid under the Leases to constitute "rents from real property," the Leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the Leases are true leases depends upon an analysis of all of the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the intent of the parties, the form of the agreement, the degree of control over the property that is retained by the property owner and the extent to which the property owner retains the risk of loss with respect to the property.


     Sidley & Austin has rendered an opinion to the effect that the Leases will be treated as true leases for federal income tax purposes, which opinion is based, in part, on the following facts: (i) the lessors and the lessees intend for their relationship to be that of lessor and lessee and each such relationship will be documented by a lease agreement; (ii) the lessees will have the right to exclusive possession and use and quiet enjoyment of the leased premises during the term of the Leases; (iii) the lessees will bear the cost of, and be responsible for, day-to-day maintenance and repair of the leased premises, other than the cost of certain capital expenditures, and will dictate how the leased premises are operated and maintained; (iv) the lessees will bear all of the costs and expenses of operating the leased premises during the term of the Leases; (v) the term of the Leases is less than the economic life of the leased premises and the lessees do not have purchase options with respect to the leased premises; (vi) the lessees are required to pay substantial fixed rent during the term of the Leases; and (vii) each lessee stands to incur substantial losses or reap substantial profits depending on how successfully it operates the leased premises.


     Investors should be aware, however, that there are not controlling authorities involving leases with terms substantially the same as the Leases. Therefore, the opinion of Sidley & Austin is based upon an analysis of the facts and circumstances and upon rulings and judicial decisions involving situations that are analogous. If any significant Lease is recharacterized as a service contract or a partnership agreement, rather than as a true lease, the Trust would not be able to satisfy either the 75% or 95% gross income tests or, in the case of the recharacterization of a Lease of a Subsidiary REIT, one or more of the asset tests, and, as a result, would lose its REIT status.



     In order for rent payments under the Leases to qualify as "rents from real property," the rent must not be based on the income or profits of any person. The percentage rent under the Leases will qualify as "rents from real property" if it is based on percentages of receipts or sales and the percentages (i) are fixed at the time the Leases are entered into; (ii) are not renegotiated during the term of the Leases in a manner that has the effect of basing percentage rent on income or profits; and (iii) conform with normal business practice. More generally, percentage rent will not qualify as "rents from real property" if, considering the Leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the percentage rent on income or profits. The Trust and the Corporation believe that the Leases conform with normal business practice and the percentage rent will be treated as "rents from real property" under this requirement. The Trust has further represented that, with respect to hotel properties that it may directly or indirectly acquire in the future, the Trust will not charge rent that is based in whole or in part on the net income or profits of any person (except by reason of being based on a fixed percentage of receipts or sales, as described above).



     Another requirement for rent payments under a Lease to constitute "rents from real property" is that the rent attributable to personal property under the Lease must not be greater than 15% of the rent received under the Lease. For this purpose, rent attributable to personal property is the amount that bears the same ratio to the total rent for the taxable year as the average of the adjusted basis of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate adjusted basis of both the real property and personal property leased under, or in connection with, such lease. If, with respect to a sufficient number of the Leases, rent attributable to personal property is greater than 15% of the total rent, then the Trust would not be able to satisfy either the 75% or 95% gross income tests, or, in the case of a Lease of a Subsidiary REIT, one or more of the assets tests, and, as a result, would lose its REIT status. With respect to both the Leases and future acquisitions, the Trust has represented that it will monitor the 15% test to ensure continued qualification as a REIT.



     A third requirement for qualification of rent under the Leases as "rents from real property" is that neither the Trust nor any Subsidiary REIT may own, directly or constructively, 10% or more of the Corporation, the Operating Partnership or any Operating Subsidiary Entity or any other tenant under a Lease. If the Trust or any Subsidiary REIT were to own directly or indirectly, 10% or more of such tenant, the rent paid by the tenant with respect to the leased property would not qualify as income of the type that can be received by a REIT. In order to prevent such a situation, which would likely result in the disqualification of the Trust as a REIT, the Declaration of Trust and the Articles of Incorporation contain restrictions on the amount of Trust Shares and Corporation Shares that any one person can own. These restrictions generally provide that any attempt by any one person to actually or constructively acquire 8.0% or more of the outstanding Paired Common Shares will be ineffective. See "Risk Factors -- Limits on Change of Control and Ownership Limitation." Sidley & Austin has advised the Company, however, that notwithstanding such restrictions, because the Code's constructive ownership rules for purposes of the 10% ownership limit are broad and it is not possible to continually monitor direct and indirect ownership of Paired Common Shares, it is possible for a person to own sufficient Paired Common Shares to cause the termination of the Trust's REIT status.

     Finally, rent under the Leases will not qualify as "rents from real property" if either the Trust, the Realty Partnership, any Realty Subsidiary Entity, any Subsidiary REIT or any Management Subsidiary renders or furnishes Prohibited Services to the occupants of the properties (subject to a de minimis rule for taxable years beginning after August 5, 1997). So long as the Leases are treated as true leases, none of the Trust, the Realty Partnership, any Realty Subsidiary Entity, any Subsidiary REIT or any Management Subsidiary will be treated as rendering or furnishing Prohibited Services to the occupants of the properties as a result of the Leases. The Trust has represented that neither it nor any entity in which it directly or indirectly owns an interest or from which it receives income will be providing Prohibited Services to the Corporation or to any entity in which the Corporation directly or indirectly owns an interest, or will be managing or operating any assets owned directly or indirectly by the Trust. Sidley & Austin has advised the Company that if the IRS were to successfully assert that one or more of the Management Subsidiaries were providing Prohibited Services to the Corporation or to any entity in which the Corporation directly or indirectly owns an interest, or was managing or operating any assets owned directly or indirectly by the Trust, then, in certain cases, the Trust would not be able to satisfy either the 75% or 95% gross income test, or one or more of the asset tests, and, as a result, would lose its REIT status.



     Based on the foregoing, Sidley & Austin has rendered an opinion to the effect that the rent payable under the Leases will be treated as "rents from real property" for purposes of the 75% and 95% gross income tests. There can, however, be no assurance that the IRS will not successfully assert a contrary position or that there will not be a change in circumstances (such as the entering into of new leases) which would result in a portion of the rent received to fail to qualify as "rents from real property." If such failures were in sufficient amounts, the Trust or a Subsidiary REIT would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose its REIT status.


     For purposes of the gross income tests, the term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales. The Trust, the Realty Partnership and certain of the Realty Subsidiary Entities hold notes and may advance money from time to time to tenants for the purpose of financing tenant improvements, making real estate loans or holding or acquiring additional notes. None of the notes currently held by the Trust, the Realty Partnership or the Realty Subsidiary Entities provide for the payment of any amount based on the income or profits of any person other than amounts based on a fixed percentage or percentages of receipts or sales. In addition, none of the Trust, the Realty Partnership or the Realty Subsidiary Entities intend to charge interest that will depend in whole or in part on the income or profits of any person or to make loans (not secured in substantial part by real estate mortgages) in amounts that could jeopardize the Trust's compliance with the 75% and 5% asset tests, discussed below. Accordingly, to the extent the notes held by the Trust, the Realty Partnership or the Realty Subsidiary Entities are secured by real property, the interest received or accrued with respect to such notes will be treated as qualifying income for both the 75% and the 95% gross income tests. Certain of the notes held by the Trust and the Realty Partnership are not secured by real property and, with respect to such notes that are secured by real property (including notes issued in connection with the acquisition of ITT), it is possible that the amount of such notes will exceed the fair market value of the real property security therefor. To the extent such notes are not secured by real property, interest received or accrued with respect to such notes will be treated as qualifying income for the 95% gross income test but will not be treated as qualifying income for the 75% gross income test. However, the Company believes that the amount of such interest will not cause the Trust to fail to satisfy the 75% gross income test.

     As part of the acquisition of ITT, the Trust guaranteed certain indebtedness of the Corporation. The fees paid to the Trust for such guarantee are unlikely to be treated as qualifying income for either the 75% or the 95% gross income tests. However, the Company believes that the amount of such fees will not cause the Trust to fail to satisfy either the 75% or the 95% gross income test.


     For taxable years beginning on or before August 5, 1997, any gross income derived from a prohibited transaction is taken into account in applying the 30% income test necessary to qualify as a REIT. In addition, the net income from a prohibited transaction is subject to a 100% tax. The Trust believes that no asset directly or indirectly owned by it is held for sale to customers and that the sale of any such property will not be in the ordinary course of business of the Trust, the Realty Partnership or any Realty Subsidiary Entity.

     If the Trust fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it will nevertheless qualify as a REIT for such year if it is entitled to and receives relief under certain provisions of the Code. No assurance can be given that the Trust would be entitled to the benefit of these relief provisions. Even if these relief provisions apply, a tax would be imposed with respect to the excess net income. No similar mitigation provision applies if the Trust fails the 30% income test for a taxable year beginning prior to January 1, 1998. In such case, the Trust will cease to qualify as a REIT.

     Asset Tests. In order to maintain qualification as a REIT, a REIT, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the REIT's total assets must be represented by "real estate assets" (including stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the
REIT), cash, cash items and government securities and shares of REITs. Second, not more than 25% of the REIT's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the REIT may not exceed 5% of the value of the REIT's total assets, and the REIT may not own more than 10% of any one issuer's outstanding voting securities.

     The Trust believes that commencing with its taxable year ended December 31, 1995 it has complied with the asset tests. A substantial portion of the Trust's investments are in properties owned by the Realty Partnership and the Realty Subsidiary Entities, at least 75% of which represent qualifying real estate assets. A portion of the indebtedness of the Corporation and the Operating Partnership to the Trust and the Realty Partnership may not be qualifying assets under the 75% asset test. However, such portion does not exceed 5% of the value of the assets of the Trust and, thus, will not cause the Trust to fail the 5% asset test.

     The Trust (or the Realty Partnership) owns all of the nonvoting stock and less than 10% of the voting stock of each Management Subsidiary. Neither the Trust nor the Realty Partnership, however, directly owns more than 10% of the voting securities of any Management Subsidiary. The Trust also acquired, as a result of the acquisition of Westin, certain intangible assets of Westin. The Trust believes that, as of the end of each calendar quarter commencing with the calendar quarter ending March 31, 1998, the value of the securities of each Management Subsidiary held directly by the Trust and the Trust's pro rata share of the value of the securities of each Management Subsidiary held indirectly through the Realty Partnership will not exceed 5% of the value of the Trust's total assets and that not more than 25% of the value of the Trust's total assets will consist of assets other than "real estate assets," cash and cash items (including receivables), government securities and shares of REITs. The Trust's belief is based in part upon its analysis of the estimated values of the various securities and other assets owned by the Trust and the Realty Partnership. There can be no assurance, however, that the IRS will not successfully assert that certain securities held by the Trust or the Realty Partnership cause the Trust to fail either the 5% or 10% asset tests or that less than 75% of the value of the Trust's total assets consists of "real estate assets," cash and cash items (including receivables), government securities and shares of REITs.

     After meeting the asset tests at the close of any quarter, the Trust will not lose its status as a REIT for failure to satisfy the asset tests at the end of a subsequent quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. The Trust intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such actions within 30 days after the close of any quarter as may be required to cure any non-compliance.

     Annual Distribution Requirements. The Trust, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (i) the sum of (a) 95% of the Trust's "REIT taxable income" (computed without regard to the dividends paid deduction and the Trust's net capital gain) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of non-cash income. In addition, if the Trust directly or indirectly disposes of any Built-in Gain Asset during its Recognition Period, the Trust will be required, pursuant to Treasury Regulations that have not yet been promulgated, to distribute at least 95% of the Built-in Gain (after tax), if any, recognized on the disposition of such asset. Distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Trust timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Trust does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. Furthermore, if the Trust should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Trust will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

     The Trust intends to make timely distributions sufficient to satisfy the annual distribution requirements and, to the extent practical, avoid payment of material amounts of federal income or excise tax by the Trust. It is possible, however, that the Trust, from time to time may not have sufficient cash or other liquid assets to meet the distribution requirements described above. In order to meet the distribution requirements in such cases, the Trust, the Realty Partnership or a Subsidiary REIT may find it necessary to arrange for short-term or possibly long-term borrowings.


     Under certain circumstances, the Trust will be permitted to rectify a failure to meet the distribution requirements for a year by paying "deficiency dividends" to shareholders in a later year, which would be included in the Trust's deduction for dividends paid for the earlier year. In such case, the Trust would be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Trust will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.


  Failure to Qualify

     If the Trust fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Trust will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Trust fails to qualify will not be deductible by the Trust nor will they be required to be made. As a result, the Trust's failure to qualify as a REIT could reduce the cash available for distribution by the Trust to its shareholders. In addition, if the Trust fails to qualify as a REIT, all distributions to shareholders will be taxable as ordinary income to the extent of the Trust's current and accumulated earnings and profits, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, the Trust will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Trust would be entitled to such statutory relief.

FEDERAL INCOME TAXATION OF THE CORPORATION


     The Corporation is subject to federal income tax on its taxable income. A portion of the interest paid or accrued by the Corporation with respect to its indebtedness to the Trust or to the Realty Partnership may not be currently deductible. The amount of any such deferred interest deductions for a taxable year will depend on the amount and sources of income and expense of the Corporation and the extent to which the holders of Paired Common Shares are exempt from federal income tax. No opinion of counsel is being rendered on the deductibility of such interest expense because no controlling legal authority exists with respect to the application of the relevant sections of the Code to such interest expense.


FEDERAL INCOME TAXATION OF HOLDERS OF PAIRED COMMON SHARES

  Deemed Distributions


     Sidley & Austin has advised the Company that the IRS could assert that a significant portion of the third party debt incurred by the Corporation to finance its purchase of shares of ITT from the Trust as part of the ITT acquisition should properly be treated for tax purposes as debt of the Trust. If a portion of the third party debt were so recharacterized, the Trust would be treated as making a deemed distribution of such proceeds to its shareholders, who would be deemed to immediately recontribute such proceeds to the Corporation. Similarly, repayments of such portion of the third party debt by the Corporation would be deemed distributions of the repaid funds by the Corporation to its stockholders followed by deemed contributions of such amounts to the Trust. With respect to issuances of Paired Common Shares, the IRS could also assert that a deemed distribution of cash or other property occurs if the relative value of the Trust Shares and the Corporation Shares were determined to be in a different ratio than the ratio used to determine the number of ITT shares sold by the Trust to the Corporation. For federal income tax purposes, any such deemed distributions would be taxed to a holder of Paired Common Shares as a dividend to the extent of the allocable portion of the distributing entity's earnings and profits, and then as a return of capital to the extent of such shareholder's adjusted basis in his or her shares in the distributing entity and thereafter, as gain from the sale or exchange of the applicable shares. Each entity's earnings and profits would be allocable to its deemed distributions in the same proportion as such deemed distributions bear to the sum of the actual and deemed distributions made to shareholders of such entity in such taxable year. Any gain recognized by a shareholder with respect to a deemed distribution would be treated as capital gain, and shareholders who are individuals may be entitled to lower capital gains tax rates depending on the holding period of their Paired Common Shares. Deemed distributions would likely result in shareholders being allocated more of the earnings and profits of the distributing entity, and consequently recognizing more taxable income, than in the absence of deemed distributions.


  Federal Income Taxation of Taxable U.S. Holders


     As used herein, the term "U.S. Shareholder" means a holder of Paired Common Shares who is: (i) a citizen or resident of the United States; (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source. As long as the Trust qualifies as a REIT, distributions made to the Trust's U.S. Shareholders up to the amount of the Trust's current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. Shareholders as ordinary income and will not be eligible for the dividends-received deduction for corporations. Distributions that are properly designated by the Trust as capital gain dividends will be taxed as long-term capital gain (to the extent they do not exceed the Trust's actual net capital gain for the taxable year) without regard to the period for which the holder has held its stock. However, corporate holders will, in certain circumstances, be required to treat up to 20% of certain capital gain dividends as ordinary income, and capital gains dividends are not eligible for the dividends-received deduction. Certain capital gain dividends will be taxed at different rates, depending on the type of gain recognized by the Trust. Distributions in excess of the Trust's current and accumulated earnings and profits will not be taxable to a holder to the extent that they do not exceed the adjusted basis of the holder's Trust Shares, but rather will reduce the adjusted basis of such Trust Shares. To the extent that such distributions exceed the adjusted basis of a holder's Trust Shares they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less). In addition, any dividend declared by the Trust in October, November or December of any year payable to a holder of record on a specified date in any such month will be treated as both paid by the Trust and received by the holder on December 31 of such year, provided that the dividend is actually paid by the Trust during January of the following calendar year.


     For taxable years beginning after August 5, 1997, if the Trust elects to retain and pay tax on its net capital gains, the Trust's U.S. Shareholders will be required to include their proportionate share of the undistributed long-term capital gains in income and will receive a credit for their share of the tax paid by the Trust. The basis of the Trust's U.S. Shareholders' Trust Shares would be increased by a corresponding amount.

     The Trust will be treated as having sufficient earnings and profits to treat as a dividend any distribution by the Trust up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed above. In such a case, holders will be required to treat certain distributions that would otherwise result in a tax-free return of capital as taxable distributions. Moreover, any "deficiency dividend" will be treated as a "dividend" (either as ordinary or capital gain dividend, as the case may be), regardless of the Trust's earnings and profits.

     Distributions from the Trust and gain from the disposition of the Trust Shares will not be treated as passive activity income and, therefore, shareholders will not be able to apply any "passive losses" against such income. Dividends from the Trust (to the extent they do not constitute a return of capital) will generally be treated as investment income for purposes of the investment interest expense limitation. Gain from the disposition of shares and capital gains dividends will not be treated as investment income unless the holders elect to have the gain taxed at ordinary income rates.

     Distributions from the Corporation up to the amount of the Corporation's current or accumulated earnings and profits will be taken into account by U.S. Shareholders as ordinary income and will be eligible for the dividends-received deduction for corporations. Distributions in excess of the Corporation's current and accumulated earnings and profits will not be taxable to a holder to the extent that they do not exceed the adjusted basis of the holder's Corporation Shares, but rather will reduce the adjusted basis of such Corporation Shares. To the extent that such distributions exceed the adjusted basis of a holder's Corporation Shares they will be included in income as long-term capital gain (or short-term capital gain if the stock has been held for one year or less).

     In general, a U.S. Shareholder will realize capital gain or loss on the disposition of Paired Common Shares equal to the difference between the amount realized on such disposition and the holder's adjusted basis in such Paired Common Shares. Such gain or loss will generally constitute long-term capital gain or loss if the holder held such Paired Common Shares for more than one year. However, any loss upon a sale or exchange of Trust Shares by a holder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from the Trust that are treated by such holder as long-term capital gain.

     For U.S. Shareholders who are individuals, the maximum capital gains tax rate for sales of Paired Common Shares will be: (i) 28%, if such shares have been held for more than 12 but not more than 18 months, (ii) 20%, if such shares have been held for more than 18 months, or (iii) 18%, if such shares have been held for more than five years and the holding period for such shares begins after December 31, 2000. The eligibility of capital gains dividends for lower capital gains tax rates is subject to special rules.

     U.S. Shareholders will not be permitted to include in their individual income tax returns any net operating losses or capital losses of the Trust or the Corporation.

FEDERAL TAXATION OF TAX-EXEMPT HOLDERS OF PAIRED COMMON SHARES

     The IRS has ruled that amounts distributed as dividends by a REIT to a tax-exempt employee's pension trust do not constitute unrelated business taxable income ("UBTI"). Based on this ruling and the analysis therein, distributions by the Trust will not, subject to certain exceptions described below, be UBTI to a qualified plan, IRA or other tax-exempt entity (a "Tax-Exempt Shareholder") provided the Tax-Exempt Shareholder has not held its shares as "debt financed property" within the meaning of the Code and the shares are not otherwise used in an unrelated trade or business of the Tax-Exempt Shareholder. Similarly, income from the sale of Trust Shares will not, subject to certain exceptions described below, constitute UBTI unless the Tax-Exempt Shareholder has held such Trust Shares as a dealer (under Section 512(b)(5)(B) of the Code) or as " debt-financed property" within the meaning of Section 514 of the Code. Revenue rulings are interpretive in nature and subject to revocation or modification by the IRS.

     For Tax-Exempt Shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans, exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code respectively, income from an investment in the Trust will constitute UBTI unless the organization is able to deduct properly amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in the Trust. Such prospective investors should consult their tax advisors concerning these "set-aside" and reserve requirements.

     Notwithstanding the above, however, a portion of the dividends paid by a "pension-held REIT" shall (subject to a de minimis exception) be treated as UBTI as to any trust that (i) is described in Section 401(a) of the Code, (ii) is tax-exempt under Section 501(a) of the Code, and (iii) holds more than 10% (by value) of the interests in the REIT. Due to the Ownership Limit, the Trust does not expect to be a "pension-held REIT" within the meaning of the Code.


FEDERAL TAXATION OF NON-U.S. HOLDERS OF PAIRED COMMON SHARES

     The rules governing United States federal income taxation of the ownership and disposition of stock by persons that are, for purposes of such taxation, non-resident alien individuals, foreign corporations, foreign partnerships, or foreign estates or trusts (collectively, "Non-U.S. Shareholders") are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of United States federal income tax and does not address state, local or foreign tax consequences that may be relevant to a Non-U.S. Shareholder in light of its particular circumstances. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the effect of federal, state, local, and foreign income tax laws with regard to an investment in Paired Common Shares, including any reporting requirements.


     Treasury Regulations were issued on October 14, 1997 (the "1997 Final Regulations") that will affect the United States federal income taxation of distributions by the Trust or Corporation to Non-U.S. Shareholders. The 1997 Final Regulations are generally effective for payments made after December 31, 1999. The discussion below does not include a complete discussion of the 1997 Final Regulations, and prospective Non-U.S. Shareholders are urged to consult their tax advisors concerning the tax consequences of their investment in light of the 1997 Final Regulations.


     In general, a Non-U.S. Shareholder will be subject to regular United States income tax with respect to its investment in Paired Common Shares if such investment is "effectively connected" with the Non-U.S. Shareholder's conduct of a trade or business in the United States. A corporate Non-U.S. Shareholder that receives income that is (or is treated as) effectively connected with a United States trade or business will also be subject to the branch profits tax under
Section 884 of the Code, which is payable in addition to regular United States corporate income tax. The following discussion will apply to Non-U.S. Shareholders whose investment in Paired Common Shares is not so effectively connected.

     Distributions. Distributions by the Trust to a Non-U.S. Shareholder that are neither attributable to gain from sales or exchanges by the Trust of United States real property interests nor designated by the Trust as capital gains dividends and distributions by the Corporation will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Trust or the Corporation, as the case may be. Such distributions ordinarily will be subject to United States withholding tax on a gross basis at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Any such amounts withheld should be creditable against the Non-U.S. Shareholder's United States federal income tax liability.

     Distributions in excess of current or accumulated earnings and profits of the Trust or the Corporation, as the case may be, will not be taxable to a Non-U.S. Shareholder to the extent that they do not exceed the adjusted basis of the Non-U.S. Shareholder's Trust Shares or Corporation Shares, as the case may be, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's Trust Shares or Corporation Shares, as the case may be, they will give rise to gain from the sale or exchange of Non-U.S. Shareholder's Paired Common Shares if the Non-U.S. Shareholder otherwise would be subject to tax on any gain from the sale or other disposition of Paired Common Shares, as described below. Distributions to Non-U.S. Shareholders that reduce the adjusted basis of Trust Shares or Corporation Shares and distributions to Non-U.S. Shareholders that exceed the adjusted basis of Trust Shares or Corporation Shares will ordinarily be subject to a withholding tax on a gross basis at a 10% rate, regardless of whether such distributions result in gain to the Non-U.S. Shareholder. The Trust or the Corporation, as the case may be, are permitted to apply to the IRS for a certificate that reduces or eliminates this withholding tax. Any such amounts withheld will be creditable against the Non-U.S. Shareholder's United States federal income tax liability.

     If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current or accumulated earnings and profits, the distribution will generally be treated as a dividend for withholding purposes. However, amounts thus withheld are generally refundable if it is subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of the Trust or the Corporation, as the case may be. The Trust and the Corporation expect to withhold United States income tax at the rate of 30% on the gross amount of any such distributions made to a Non-U.S. Shareholder unless (i) a lower rate is provided for under an applicable tax treaty and the shareholder files the required form evidencing eligibility for that reduced rate with the Trust and the Corporation, or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with the Trust and the Corporation claiming that the distribution is "effectively connected" income.

     Distributions to a Non-U.S. Shareholder that are attributable to gain from sales or exchanges by the Trust of United States real property interests will cause the Non-U.S. Shareholder to be treated as recognizing such gain as income effectively connected with a United States trade or business. Non-U.S. Shareholders would thus generally be taxed at the same rates applicable to U.S. Shareholders (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). Also, such gain would be subject to a 30% branch profits tax in the hands of a Non-U.S. Shareholder that is a corporation, that is not entitled to an exemption under a tax treaty. The Trust is required to withhold and remit to the IRS 35% of any distribution that could be designated a capital gains dividend. That amount is creditable against the Non-U.S. Shareholder's United States federal income tax liability.

     Sale of Paired Common Shares. Gain recognized by a Non-U.S. Shareholder upon a sale or other disposition of Paired Common Shares generally will not be subject to United States federal income tax, if (i) in the case of Trust Shares, the Trust is a "domestically controlled REIT" or (ii) (A) the Paired Common Shares are regularly traded on an established securities market (e.g., the NYSE, where the Paired Common Shares are currently traded) and (B) the Selling Non-U.S. Shareholder held 5% or less of the outstanding Paired Common Shares at all times during the specified period, unless, in the case of a Non-U.S. Shareholder who is a non-resident alien individual, such individual is present in the United States for 183 days or more and certain other conditions apply. A domestically controlled REIT is defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. The Trust believes that it qualifies as a domestically controlled REIT.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

     Under certain circumstances, U.S. Shareholders will be subject to backup withholding at a rate of 31% on payments made with respect to, or on cash proceeds of a sale or exchange of, Paired Common Shares. Backup withholding will apply only if the holder: (i) fails to furnish its taxpayer identification number ("TIN") (which, for an individual, would be his or her Social Security number); (ii) furnishes an incorrect TIN; (iii) is notified by the IRS that the holder has failed to report properly payments of interest and dividends; or (iv) under certain circumstances, fails to certify, under penalty of perjury, that the holder has furnished a correct TIN and has not been notified by the IRS that the holder is subject to backup withholding for failure to report interest and dividend payments. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. In addition, the Trust and the Corporation will be required to withhold a portion of capital gain distributions made to any holders who fail to certify their non-foreign status. Additional issues may arise pertaining to information reporting and withholding with respect to Non-U.S. Shareholders and each Non-U.S. Shareholder is urged to consult his or her tax advisor with respect to any such information reporting and withholding requirements.

FEDERAL INCOME TAX ASPECTS OF THE PARTNERSHIPS AND THE SUBSIDIARY ENTITIES

     A substantial portion of the Trust's assets are held directly or indirectly through the Realty Partnership and a substantial portion of the Corporation's assets are held directly or indirectly through the Operating Partnership.

     The Realty Partnership, the Operating Partnership, the Realty Subsidiary Entities and the Operating Subsidiary Entities involve special tax considerations, including the possibility of a challenge by the IRS of the status of any of such partnerships or limited liability companies as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes. If any of such partnerships or limited liability companies were to be treated as an association, it would be taxable as a corporation and, therefore, subject to an entity level tax on its income. Such an entity level tax would substantially reduce the amount of cash available for distribution to holders of Paired Common Shares. In addition, if the Realty Partnership or any Realty Subsidiary Entity were to be taxable as a corporation, the Trust would not qualify as a REIT. Furthermore, any change in the status of a partnership or limited liability company for tax purposes might be treated as a taxable event in which case the Trust or the Corporation might incur a tax liability without any related cash distributions.

PARTNERSHIP ANTI-ABUSE RULE

     The IRS has published regulations that provide an anti-abuse rule (the "Anti-Abuse Rule") under the partnership provisions of the Code (the "Partnership Provisions"). Under the Anti-Abuse Rule, if a partnership is formed or availed of in connection with a transaction a principal purpose of which is to reduce substantially the present value of the partners' aggregate federal tax liability in a manner that is inconsistent with the intent of the Partnership Provisions, the IRS can recast the transaction for federal tax purposes to achieve tax results that are consistent with the intent of the Partnership Provisions. This analysis is to be made based on all facts and circumstances. The Anti-Abuse Rule states that the intent of the Partnership Provisions incorporates the following requirements: (i) the partnership must be bona fide and each partnership transaction or series of related transactions must be entered into for a substantial business purpose; (ii) the form of each partnership transaction must be respected under substance over form principles; and (iii) with certain exceptions, the tax consequences under the Partnership Provisions to each partner of partnership operations and the transactions between the partner and the partnership must accurately reflect the partner's economic agreement and clearly reflect the partner's income.


     Sidley & Austin has rendered an opinion to the effect that the Company's structure is not inconsistent with the intent of the Partnership Provisions and that, therefore, the IRS will not be able to invoke the Anti-Abuse Rule to recast the structure of the Company for federal income tax purposes. This opinion is based on examples contained in the Anti-Abuse Rule. However, because no controlling legal authority exists, no assurance can be given that the IRS or a court will concur with such opinion.


     The Anti-Abuse Rule also provides that, unless a provision of the Code or the Treasury Regulations prescribes the treatment of a partnership as an entity, in whole or in part, and that treatment and the ultimate tax results, taking into account all the relevant facts and circumstances, are clearly contemplated by that provision, the IRS can treat a partnership as an aggregate of its partners, in whole or in part, as appropriate to carry out the purpose of any provision of the Code or the Treasury Regulations. Treatment of either Partnership or any of the Subsidiary Entities, in whole or in part, as an aggregate rather than an entity is unlikely to materially change the federal tax consequences to any partner. In addition, the REIT Provisions generally treat a partnership as an aggregate rather than an entity for purposes of applying the income and asset tests. Therefore, the Anti-Abuse Rule should not have a material adverse effect on the federal income tax consequences to any partner or on the ability of the Trust to qualify as a REIT.

                             OTHER TAX CONSEQUENCES

     The Company and the holders of Paired Common Shares may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business or reside. The state, local or foreign tax treatment of the Trust, the Corporation and the holders of Paired Common Shares may not conform to the federal income tax consequences discussed above. CONSEQUENTLY, HOLDERS OF PAIRED COMMON SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS ON THE PURCHASE, OWNERSHIP AND SALE OF PAIRED COMMON SHARES.


                                 LEGAL MATTERS


     Sidley & Austin, Los Angeles, California, has passed upon the validity of the issuance of the Paired Common Shares offered pursuant to this Prospectus. Lawyers at Sidley & Austin participating in this offering on behalf of such firm own or hold options to purchase an aggregate of approximately 22,500 Paired Common Shares. Sidley & Austin has relied upon the opinion of Piper & Marbury L.L.P., Baltimore, Maryland, as to certain matters of Maryland law.

                                    EXPERTS


     The separate and combined financial statements and financial statement schedules of the Trust and the Corporation as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, appearing in the Starwood Hotels Form 10-K and incorporated herein by reference have been audited by Coopers & Lybrand L.L.P., independent auditors, as stated in their reports also incorporated by reference herein. Such financial statements and financial statement schedules have been incorporated by reference herein in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.



     The consolidated financial statements of ITT as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, the combined financial statements of Westin Worldwide as of and for the year ended December 31, 1997, and the consolidated financial statements of W&S Hotel L.L.C. as of and for the year ended December 31, 1996 and for the period from acquisition (May 12, 1995) through December 31, 1995, incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included in reliance upon the authority of said firm as experts in giving said reports. Reference is made to the report dated February 12, 1998 on the consolidated financial statements of ITT, which includes an explanatory paragraph with respect to the change in the method of accounting for start-up costs as explained in the Notes to the Financial Statements.

======================================================


  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY AGENT, DEALER OR UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITY OTHER THAN THE SECURITIES OF THE COMPANY OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES BY ANYONE IN ANY JURISDICTION WHERE SUCH AN OFFER WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.


                            ------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Available Information.................    2
Incorporation of Certain Documents by
  Reference...........................    2
Forward-Looking Statements............    3
The Company...........................    3
Risk Factors..........................    7
Use of Proceeds.......................   13
Price Range of Paired Common Shares
  and Distributions...................   13
Selling Shareholders..................   15
Plan of Distribution..................   16
Federal Income Tax Considerations.....   19
Legal Matters.........................   34
Experts...............................   34


======================================================

======================================================

                                   10,571,535


                              PAIRED COMMON SHARES

                               STARWOOD HOTELS &
                                    RESORTS

                               STARWOOD HOTELS &
                            RESORTS WORLDWIDE, INC.
                            ------------------------
                                   PROSPECTUS
                            ------------------------
======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


Registration Fee............................................  $163,454
Printing and Engraving Expenses.............................    50,000
Legal fees and Expenses.....................................    60,000
Accounting Fees and Expenses................................    30,000
Fees and Expenses of Transfer Agent.........................     5,000
Miscellaneous...............................................    15,000
                                                              --------
          Total.............................................  $323,454
                                                              ========


---------------
* Expenses are estimated except for the registration fee.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     The Articles of Incorporation and the Trust Declaration provide that the Corporation and the Trust, respectively, shall indemnify, to the fullest extent permitted by law, all persons who may be indemnified pursuant to the MGCL and the Maryland REIT Law, respectively. The MGCL requires a corporation or a Maryland real estate investment trust (a "Maryland REIT") (unless its charter or declaration provides otherwise, which the Corporation Articles and the Trust Declaration do not) to indemnify a director, trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL and the Maryland REIT Law permit a corporation or Maryland REIT to indemnify its present and former directors, trustees and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director, trustee or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director, trustee or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director, trustee or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL and the Maryland REIT Law, a Maryland corporation or a Maryland REIT may not indemnify for an adverse judgment in a suit by or in the right of the corporation or the Maryland REIT or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL and the Maryland REIT Law permit a corporation or a Maryland REIT to advance reasonable expenses to a director, trustee or officer upon the receipt by the corporation or the Maryland REIT of (a) a written affirmation by the director, trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation or the Maryland REIT if it shall ultimately be determined that the standard of conduct was not met.


     The Company has entered into indemnification agreements with its directors, trustees and executive officers providing for the maintenance of directors, trustees and officers liability insurance, subject to certain conditions, and the indemnification of and advancement of expenses to such directors, trustees and executive officers.

ITEM 16.  EXHIBITS.

     The following exhibits are filed herewith:


  EXHIBIT
    NO.                        DESCRIPTION OF EXHIBIT
  -------                      ----------------------
   2.1      Amended and Restated Agreement and Plan of Merger dated as of November 12, 1997, among the Trust, the Corporation,
            Chess Acquisition and ITT (incorporated by reference to
            Exhibit A to the Joint Proxy Statement/Prospectus dated
            January 14, 1998, included in the Company's Registration
            Statement on Form S-4 (Registration Statement Nos. 333-39409
            and 39409-01).
   2.2      Transaction Agreement dated as of September 8, 1997, among the Trust, the Corporation, and inter alia, WHWE L.L.C.
            (incorporated by reference to Exhibit 2 to the Company's
            Current Report on Form 8-K dated September 25, 1997).
   5.1      Opinion of Sidley & Austin.
   5.2      Opinion of Piper & Marbury L.L.P.
   8.1      Opinion of Sidley & Austin.
  23.1      Consent of Coopers & Lybrand L.L.P.
  23.2      Consent of Arthur Andersen LLP.
  23.3      Consent of Sidley & Austin (included in Exhibits 5.1 and
            8.1)
  23.4      Consent of Piper & Marbury LLP.
  24.1*     Powers of Attorney.
  24.2      Power of Attorney (included in the signature pages hereto).



---------------


* Previously Filed


ITEM 17.  UNDERTAKINGS.

     (a) Each of the undersigned Registrants hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of such Registrant pursuant to the provisions described in Item 15 above, or otherwise, such Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrants hereby further undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230-424(b) of 17 C.F.R.) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrants hereby further undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrants' annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrants further undertake that:

     (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on the 27th day of April, 1998.


                                          STARWOOD HOTELS & RESORTS


                                          By:    /s/ BARRY S. STERNLICHT

                                            ------------------------------------

                                                    Barry S. Sternlicht


                                            Chairman and Chief Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



              /s/ BARRY S. STERNLICHT                Chairman, Chief Executive Officer    April 27, 1998
---------------------------------------------------    and Trustee (Principal Executive,
                Barry S. Sternlicht                    Financial and Accounting Officer)

                         *                           Trustee                              April 27, 1998
---------------------------------------------------
                 Jean-Marc Chapus

                         *                           Trustee                              April 27, 1998
---------------------------------------------------
                  Bruce W. Duncan

                         *                           Trustee                              April 27, 1998
---------------------------------------------------
                 Madison F. Grose

                         *                           Trustee                              April 27, 1998
---------------------------------------------------
                George J. Mitchell

                         *                           Trustee                              April 27, 1998
---------------------------------------------------
                  Roger S. Pratt

                         *                           Trustee                              April 27, 1998
---------------------------------------------------
                 Stephen R. Quazzo

                         *                           Trustee                              April 27, 1998
---------------------------------------------------
               Stuart M. Rothenberg

                                                     Trustee                              April   , 1998
---------------------------------------------------
                 Raymond S. Toubh

           *By: /s/ BARRY S. STERNLICHT
   ---------------------------------------------
                Barry S. Sternlicht
                 Attorney-in-Fact



     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Barry S. Sternlicht, Madison F. Grose and Sherwin
L. Samuels and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as the undersigned might or could do in person, hereby ratifying and confirming all that such attorneys-in-=fact and agents, each acting alone, or their respective substitutes, may lawfully do or cause to be done by virtue hereof.



                                                                  April   , 1998


---------------------------------------------

Raymond S. Troubh

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on the 27th day of April, 1998.


                                          STARWOOD HOTELS & RESORTS
                                            WORLDWIDE, INC.


                                          By:      /s/ RONALD C. BROWN

                                            ------------------------------------

                                                      Ronald C. Brown


                                                  Executive Vice President


                                                and Chief Financial Officer



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                         *                           Chairman of the Board of             April 27, 1998
---------------------------------------------------    Directors
                Barry S. Sternlicht                    and Director

                         *                           Chief Executive, Hotel Operating     April 27, 1998
---------------------------------------------------    Group and Director (Principal
                  Juergen Bartels                      Executive Officer)

                /s/ RONALD C. BROWN                  Executive Vice President and         April 27, 1998
---------------------------------------------------    Chief Financial Officer
                  Ronald C. Brown                      (Principal Financial and
                                                       Accounting Officer)

                         *                           Director                             April 27, 1998
---------------------------------------------------
                 Brenda C. Barnes

                         *                           Director                             April 27, 1998
---------------------------------------------------
                Jonathan D. Eilian

                         *                           Director                             April 27, 1998
---------------------------------------------------
                   Bruce M. Ford

                         *                           Director                             April 27, 1998
---------------------------------------------------
                Graeme W. Henderson

                         *                           Director                             April 27, 1998
---------------------------------------------------
                  Earle F. Jones

                         *                           Director                             April 27, 1998
---------------------------------------------------
                 Michael A. Leven

                         *                           Director                             April 27, 1998
---------------------------------------------------
                  Daniel H. Stern

                         *                           Director                             April 27, 1998
---------------------------------------------------
                 Barry S. Volpert

                         *                           Director                             April 27, 1998
---------------------------------------------------
                   Daniel W. Yih

              *By /s/ RONALD C. BROWN
   ---------------------------------------------
                  Ronald C. Brown
                 Attorney-in-Fact



     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Ronald C. Brown and Alan M. Schnaid and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as the undersigned might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, each acting alone, or their respective substitutes, may lawfully do or cause to be done by virtue hereof.



/s/ BRENDA C. BARNES                                                                      April 27, 1988
  -------------------------------------------------
  Brenda C. Barnes

                                 EXHIBIT INDEX


  EXHIBIT
    NO.                        DESCRIPTION OF EXHIBIT
  -------                      ----------------------
   2.1      Amended and Restated Agreement and Plan of Merger dated as of November 12, 1997, among Starwood Hotels & Resorts (the
            "Trust"), Starwood Hotels & Resorts Worldwide, Inc. (the
            "Corporation"), Chess Acquisition Corp. and ITT Corporation
            (incorporated by reference to Exhibit A to the Joint Proxy
            Statement/Programs dated January 14, 1998, included in the
            Trust's and the Corporation's Registration Statement on Form
            S-4 (Registration Statement Nos. 333-39409 and 39409-01).
   2.2      Transaction Agreement dated as of September 8, 1997, among the Trust, the Corporation, and inter alia, WHWE L.L.C.
            (incorporated by reference to Exhibit 2 to the Trust's and the Corporation's Current Report on Form 8-K dated September
            25, 1997).
   5.1      Opinion of Sidley & Austin.
   5.2      Opinion of Piper & Marbury L.L.P.
   8.1      Opinion of Sidley & Austin.
  23.1      Consent of Coopers & Lybrand L.L.P.
  23.2      Consent of Arthur Andersen L.L.P.
  23.3      Consent of Sidley & Austin (included in Exhibits 5.1 and
            8.1)
  23.4      Consent of Piper & Marbury L.L.P. (included in Exhibit 8.1)
  24.1*     Powers of Attorney (contained in signature pages hereto).
  24.2      Powers of Attorney (included in the signature pages hereto).


---------------

* Previously Filed